                                                                   EXHIBIT 10.12
________________________________________________________________________________
________________________________________________________________________________



                          ENVIRODYNE INDUSTRIES, INC.




                           REVOLVING CREDIT AGREEMENT




                                  $20,000,000


                    SENIOR SECURED REVOLVING CREDIT FACILITY





                           Dated as of June 20, 1995



________________________________________________________________________________
________________________________________________________________________________

                               TABLE OF CONTENTS

                                                                                                                Page
                                                                                                                ----
1.       REVOLVING CREDIT FACILITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
         1A.     REVOLVING LOANS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
         1B.     THE REVOLVING NOTE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
         1C.     PREPAYMENT AT THE COMPANY'S OPTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         1D.     REQUIRED PREPAYMENTS; REDUCTION OF REVOLVING LOAN COMMITMENT . . . . . . . . . . . . . . . . .    2

2.       CONDITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         2A.     CONDITIONS OF CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         2A(1).  REVOLVING NOTE.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         2A(2).  DOCUMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         2A(3).  NOTE AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
         2A(4).  LETTER OF CREDIT FACILITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
         2A(5).  OPINION OF PRUDENTIAL'S SPECIAL COUNSEL  . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
         2A(6).  OPINION OF COMPANY'S AND GUARANTORS' COUNSEL . . . . . . . . . . . . . . . . . . . . . . . . .    7
         2A(7).  REPRESENTATIONS AND WARRANTIES; NO DEFAULT . . . . . . . . . . . . . . . . . . . . . . . . . .    7
         2A(9).  NO MATERIAL ADVERSE CHANGE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         2A(10). FEES.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         2A(11). EXPENSES.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         2A(12). REVOLVING LOANS PERMITTED BY APPLICABLE LAWS . . . . . . . . . . . . . . . . . . . . . . . . .    8
         2A(13). CONSENTS AND PERSONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         2A(14). PAYOFF LETTERS; DISBURSEMENT INSTRUCTIONS  . . . . . . . . . . . . . . . . . . . . . . . . . .    9
         2A(15). CERTIFICATES OF INSURANCE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
         2A(16). ENVIRONMENTAL ASSESSMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
         2A(17). PROCEEDINGS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
         2B.     CONDITIONS PRECEDENT TO EACH REVOLVING LOAN. . . . . . . . . . . . . . . . . . . . . . . . . .    9
         2B(1).  REVOLVING LOAN REQUEST.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
         2B(2).  REPRESENTATIONS AND WARRANTIES; NO DEFAULT; BORROWING BASE . . . . . . . . . . . . . . . . . .   10
         2B(3).  REVOLVING LOAN PERMITTED BY APPLICABLE LAWS  . . . . . . . . . . . . . . . . . . . . . . . . .   10
         2B(4).  NO MATERIAL ADVERSE CHANGE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
         2B(5).  LEGAL MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10

3.       AFFIRMATIVE COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
         3A.     FINANCIAL STATEMENTS.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
         3B.     INSPECTION OF PROPERTY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         3C.     CONDUCT OF BUSINESS; MAINTENANCE OF EXISTENCE; COMPLIANCE WITH LAWS  . . . . . . . . . . . . .   13
         3D.     GUARANTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         3E.     MAINTENANCE OF PROPERTY; INSURANCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         3F.     TAXES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         3G.     NOTICE OF SUITS, ADVERSE CHANGE IN BUSINESS, ETC.  . . . . . . . . . . . . . . . . . . . . . .   15
         3H.     INFORMATION REQUIRED BY RULE 144A  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
         3I.     CHANGE OF CONTROL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
         3J.     ENVIRONMENTAL INVESTIGATION AND REMEDIATION  . . . . . . . . . . . . . . . . . . . . . . . . .   16
         3K.     GECC CLOSING DOCUMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         3L.     FURTHER ACTIONS -- COLLATERAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18






4.      NEGATIVE COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
         4A.     CERTAIN FINANCIAL COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
         4B.     LIMITATION ON RESTRICTED PAYMENTS AND RESTRICTED INVESTMENTS . . . . . . . . . . . . . . . . .    20
         4C.     LIMITATION ON INDEBTEDNESS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
         4D.     LIMITATION ON LIENS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
         4E.     LIMITATION ON COMPANY MERGERS, CONSOLIDATIONS, AND SALES . . . . . . . . . . . . . . . . . . .    25
         4F.     LIMITATION ON CERTAIN ASSET SALES AND SUBSIDIARY MERGERS . . . . . . . . . . . . . . . . . . .    26
         4G.     LIMITATION ON PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES  . . . . . . . . . . . . . . . . . .    28
         4H.     TRANSACTIONS WITH AFFILIATES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    29
         4I.     LIMITATIONS ON THE SALE OF STOCK AND DEBT OF SUBSIDIARIES  . . . . . . . . . . . . . . . . . .    30
         4J.     SALE AND LEASE-BACK TRANSACTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    30
         4K.     SALE OR DISCOUNT OF RECEIVABLES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    30
         4L.     PENSION PLAN FUNDING DEFICIENCY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    30
         4M.     LIMITATION ON ISSUANCE AND SALE OF CAPITAL STOCK OF SUBSIDIARIES . . . . . . . . . . . . . . .    30
         4N.     LIMITATION ON FISCAL YEAR CHANGE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31
         4O.     HOSTILE TENDER OFFERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31

5.       EVENTS OF DEFAULT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31
         5A.     ACCELERATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31
         5B.     RESCISSION OF ACCELERATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    35
         5C.     NOTICE OF ACCELERATION OR RESCISSION . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    35
         5D.     OTHER REMEDIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    35

6.       REPRESENTATIONS, COVENANTS AND WARRANTIES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    35
         6A.     ORGANIZATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    35
         6B.     POWER AND AUTHORITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    36
         6C.     FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    36
         6D.     ACTIONS PENDING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    37
         6E.     OUTSTANDING DEBT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    37
         6F.     TITLE TO PROPERTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    37
         6G.     TAXES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    38
         6H.     CONFLICTING AGREEMENTS AND OTHER MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . .    38
         6I.     OFFERING OF NOTES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    39
         6J.     USE OF PROCEEDS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    39
         6K.     ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    39
         6L.     GOVERNMENTAL CONSENT AND OTHER THIRD PARTY CONSENTS  . . . . . . . . . . . . . . . . . . . . .    40
         6M.     ENVIRONMENTAL COMPLIANCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    40
         6N.     RULE 144A  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    40
         6O.     DISCLOSURE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    41
         6P.     REGULATORY STATUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    41
         6Q.     PERMITS AND OTHER OPERATING RIGHTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    41
         6R.     ABSENCE OF FINANCING STATEMENTS, ETC . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    42
         6S.     SECURITY INTEREST  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    42
         6T.     LIMITATION ON PRUDENTIAL'S RESPONSIBILITY  . . . . . . . . . . . . . . . . . . . . . . . . . .    42
         6U.     LOCATIONS OF COLLATERAL. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    43


7.       REPRESENTATIONS OF PRUDENTIAL. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    43
         7A.     NATURE OF PURCHASE.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    43
         7B.     SOURCE OF FUNDS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    43

8.       DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    43
         8A.     ACCOUNTING PRINCIPLES, TERMS AND DETERMINATIONS  . . . . . . . . . . . . . . . . . . . . . .    70

9.       MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    70
         9A.     NOTE PAYMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    70
         9B.     EXPENSES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    71
         9C.     CONSENT TO AMENDMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    71
         9D.     FORM, REGISTRATION, TRANSFER AND EXCHANGE OF REVOLVING NOTES; LOST NOTES . . . . . . . . . .    72
         9E.     PERSONS DEEMED OWNERS; PARTICIPATIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . .    73
         9F.     SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT . . . . . . . . . . . . . . . .    73
         9G.     SUCCESSORS AND ASSIGNS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    73
         9H.     NOTICES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    73
         9I.     SATISFACTION REQUIREMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    74
         9J.     Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    74
         9K.     INDEPENDENCE OF COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    74
         9L.     BINDING AGREEMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    74
         9M.     SEVERABILITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    74
         9N.     DESCRIPTIVE HEADINGS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    74
         9O.     COUNTERPARTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    74
         9P.     DISCLOSURE TO OTHER PERSONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    74
         9Q.     JURISDICTION, SERVICE OF PROCESS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    75






                              LIST OF ATTACHMENTS

LENDER SCHEDULE

INFORMATION SCHEDULE


Exhibit A                 --    Form of Revolving Agreement
Exhibit B-1               --    Form of Intercreditor Agreement
Exhibit B-2               --    Form of GECC Intercreditor Agreement
Exhibit C-1               --    Form of Security Agreement
Exhibit C-2               --    Form of Intellectual Property Security Agreement
Exhibit D-1               --    Form of Mortgage
Exhibit D-2               --    Form of Leasehold Mortgage
Exhibit E                 --    Form of Pledge Agreement
Exhibit F                 --    Guaranty Agreement
Exhibit G                 --    Exchange and Registration Rights Agreement
Exhibit H-1               --    Form of opinion of Purchaser's Special Counsel
Exhibit H-2               --    Form of opinion of Company's Special Counsel
Exhibit I                 --    Form of Borrowing Base Certificate
Exhibit J                 --    Form of Revolving Loan Request
Exhibit K                 --    Form of Subordination Terms
Exhibit L                 --    Form of Collateral Access Agreement
Schedule 3J               --    Remedial Actions
Schedule 4B               --    Schedule of Investments
Schedule 4C               --    Schedule of Subsidiary Debt
Schedule 4D               --    Schedule of Liens
Schedule 4G               --    Schedule of Certain Restrictions
Schedule 6A               --    Subsidiaries
Schedule 6H               --    List of Agreements restricting Debt
Schedule 8A               --    Schedule of Account Debtors


                          ENVIRODYNE INDUSTRIES, INC.
                                701 Harger Road
                                   Suite 190
                           Oak Brook, Illinois 60521




                                                             As of June 20, 1995



The Prudential Insurance Company
  of America ("Prudential" or the
  "Lender")
c/o Prudential Capital Group
Two Prudential Plaza
Suite 5600
Chicago, Illinois  60601

Gentlemen:

         The undersigned, Envirodyne Industries, Inc. (herein called the "Company"), hereby agrees with you as set forth below. Reference is made to paragraph 8 hereof for definitions of capitalized terms used herein.

         1.      REVOLVING CREDIT FACILITY.

         1A.     REVOLVING LOANS.  Subject to and upon the terms and conditions set forth in this Agreement, Prudential shall lend to the Company from time to time on any LIBOR Business Day during the period (the "Commitment Period") from the Closing Day to the Revolving Loans Termination Date sums (each a "Revolving Loan" and collectively the "Revolving Loans") which in the aggregate principal amount outstanding shall not exceed at any one time the lesser of (a) $20,000,000 (such maximum aggregate amount, as reduced pursuant to paragraph 1D(3) or 4F(e)(3), being herein referred to as the "Revolving Commitment") and
(b) the Borrowing Base. Within the limits set forth in the preceding sentence and subject to the terms and conditions herein set forth, the Company may borrow, prepay pursuant to paragraph 1C and reborrow under paragraph 1E. On the Revolving Loans Termination Date no further Revolving Loans shall be made pursuant to this Agreement. The principal amount of each Revolving Loan shall be $500,000 or an integral multiple thereof.

         1B.     THE REVOLVING NOTE.  The Revolving Loans shall be evidenced by a single revolving senior secured promissory note issued by the Company to Prudential in the principal face amount of $20,000,000, to be dated the Closing Day, to mature on or before the Revolving Loans Termination Date, to bear interest on the principal amount from time to time outstanding (a) from the date thereof until the principal thereof shall have become due and payable (whether by acceleration or otherwise) at the LIBOR Rate calculated as provided in paragraph 1H, and (b) after such date until paid at a rate per annum which shall be 2.00% per annum in excess of the LIBOR Rate, calculated as provided in paragraph 1H, and to be substantially in the form of Exhibit A hereto. The terms "Revolving Note" and "Revolving Notes" as used herein shall refer to each Revolving Note delivered pursuant to any provision of this Agreement and each Revolving Note delivered in substitution or exchange therefor. If necessary to evidence any change in the provisions of this Agreement relating to the Revolving Note and agreed to in writing by Prudential and the Company, the Company shall furnish a replacement Revolving Note to Prudential in substitution for, but not in discharge of the liability evidenced by, the prior Revolving Note. Upon issuance of such replacement Revolving Note by the Company, Prudential shall return the previously outstanding Revolving Note to the Company.

         1C.     PREPAYMENT AT THE COMPANY'S OPTION.  The Company shall have the right, upon at least one Business Day's prior written notice, to prepay in whole or in part, in amounts of $100,000 or integral multiples thereof, without premium, prior to the express maturity date thereof, any Revolving Loan on any Business Day. Each notice of a prepayment under this paragraph 1C shall specify the date and the principal amount of the prepayment.

         1D.     REQUIRED PREPAYMENTS; REDUCTION OF REVOLVING LOAN COMMITMENT.

         1D(1). REVOLVING LOANS TERMINATION DATE. The entire outstanding principal amount of, and all accrued and unpaid interest on, the Revolving Loans shall be paid by the Company on the Revolving Loans Termination Date.

         1D(2). BORROWING BASE. If at any time the outstanding principal amount of all Revolving Loans exceeds the Borrowing Base at such time, the Company shall forthwith prepay the Revolving Loans then outstanding in an amount equal to such excess, together with accrued but unpaid interest on such excess.

         1D(3). EXCESS CASH FLOW. In the event that the Company has Excess Cash Flow in excess of $5,000,000 in any fiscal year of the Company (the "Specified Year"), beginning with the fiscal year of the Company ending in December 1995, the Company covenants that no later than April 15 of the year immediately following the Specified Year it will provide each holder of a Revolving Note and Prudential written notice thereof. The Company shall also deliver to each holder of a Revolving Note and Prudential at the same time as delivered to holders of the First Priority Notes a copy of the Offer to Purchase (as defined in the First Priority Notes Indenture) distributed in accordance with the First Priority Notes Indenture with respect to the Excess Cash Flow in such Specified Year. If at any time (i) prior to five (5)
Business Days prior to the Purchase Date (as defined in such Offer to Purchase), or (ii) prior to May 1 of the year immediately following the Specified Year if no Offer to Purchase has been made by April 15 of such year, the Required Holders of the Revolving Notes (a) request in writing that the Company prepay the Revolving Loans in an amount equal to the Revolver Pro Rata Amount (as defined below) the Company shall, not later than the Purchase Date, or if no Offer to Purchase has been made with respect to such Specified Year, not later than May 5 of the year immediately following the Specified Year, prepay the Revolving Loans in an amount equal to the lesser of (1) the Revolver Pro Rata Amount and (2) the outstanding amount of the Revolving Loans on the date of such prepayment, together with interest on the amount prepaid to the date of prepayment, and on the date of any such prepayment the Revolving Loan Commitment in effect on such date shall, at the option of Prudential, automatically be reduced permanently by the Revolver Pro Rata Amount, or (b) provide written notice to the Company that the Revolving Loan Commitment is to be reduced by the Revolver Pro Rata Amount, the Revolving Loan Commitment shall automatically on the first Business Day after such notice be reduced permanently by the Revolver Pro Rata Amount, and if the outstanding principal amount of the Revolving Loans exceeds the Revolving Loan Commitment as so reduced, the Company shall immediately pay to the holders of the Revolving Notes an amount equal to such excess; provided, however, that no payment shall be made under this paragraph 1D(3) if an Event of Default or Default exists or would exist after giving effect to such payment. For purposes hereof, the term "Revolver Pro Rata Amount" shall mean the product of (i) Excess Cash Flow for the Specified Year and (ii) the amount obtained by dividing (a) the amount of the Revolving Loan Commitment in effect on the date the Company first sends the Offer to Purchase relating to such Specified Year, or if no such Offer to Purchase is made by April 15 of the year immediately following the Specified Year, on April 15 of such year by (b) the sum of (1) the amount of the Revolving Loan Commitment in effect on such date, and (2) the aggregate principal amount of the First Priority Notes and First Priority Exchange Notes outstanding on such date.

         1E.     MANNER OF BORROWINGS.  Unless otherwise specifically provided in this Agreement, Prudential shall receive from the Company a Revolving Loan Request at least two Business Day's prior to the date on which the Company proposes to borrow (which shall be a LIBOR Business Day). The principal amount of the proposed Revolving Loan shall be $500,000 or integral multiples thereof. No later than 12:00 P.M. (New York City local time) on the Business Day prior to the date of the proposed Revolving Loan, the Company will deliver to Prudential such documents and papers, if any, as are required under paragraph 2B(5) of this Agreement, which materials shall be delivered to the address set forth on the Information Schedule attached hereto (or to such other place or in such other manner as Prudential may by written notice to the Company designate from time to time). Upon receipt of the notice provided for hereinabove and such other documentation as may be required, in form and substance satisfactory to Prudential, Prudential shall make the proceeds of such Revolving Loan available to the Company on the date of the proposed Revolving Loan designated in said notice by wire transfer for credit to the Company's account #73-62560 at Bank of America, Illinois, ABA #071000039, or to such other account or place as the Company may hereafter designate by written notice to Prudential. No Revolving Loans shall be made after the Revolving Loans Termination Date.

         1F.     CLOSING AND FACILITY FEES.  The Company shall pay to
Prudential on the Closing Day a closing fee of $100,000. After the date hereof and prior to the Revolving Loans Termination Date, the Company shall pay to Prudential a facility fee of $50,000 on each annual anniversary date of the Closing Day (the "Facility Fee"), provided, that if such anniversary date is not a Business Day, then the Facility Fee shall be paid on the first Business Day after such anniversary date.

         1G.     CANCELLATION OF COMMITMENT.  The Company shall have the right, upon at least thirty (30) days' prior written notice to Prudential, to cancel in whole the Revolving Commitment (the date specified in such notice for cancellation is referred to herein as the "Revolver Cancellation Date"). Upon cancellation, the outstanding principal amount of all Revolving Loans and all accrued but unpaid interest thereon shall be paid in full and no further Revolving Loans shall be made.

         1H. INTEREST PAYMENTS. Interest on the Revolving Loans for any Rate Period shall be payable in arrears by wire transfer on the first Business Day of the following Rate Period and shall be calculated on the basis of actual days outstanding during the Rate Period and on the basis of a year of 360 days. If any interest on any Revolving Loan or any Facility Fee is not paid when due, interest thereon at the default rate applicable to such Revolving Loan specified in paragraph 1B shall be payable from and including the due date until paid.

         1I. ILLEGALITY. If it shall become unlawful for United States banks to obtain funds in the London interbank market, or if Prudential is otherwise unable to make or maintain Revolving Loans hereunder utilizing the LIBOR Rate, upon notice by Prudential to the Company the rate of interest per annum on all Revolving Loans shall be the Commercial Paper Rate.

         2.      CONDITIONS.

         2A.     CONDITIONS OF CLOSING.  Prudential's obligation to make
Revolving Loans available to the Company pursuant to paragraph 1A is subject in each case to the satisfaction, on or before the Closing Day, of the following conditions:

         2A(1). REVOLVING NOTE. There shall have been delivered to Prudential a Revolving Note duly completed and executed by the Company.

         2A(2). DOCUMENTS. Prudential shall have received original counterparts or, if satisfactory to it, certified or other copies of all the following, each duly executed and delivered by the party or parties thereto in form and substance satisfactory to Prudential and on the Closing Day in full force and effect with no event having occurred and being then continuing that would constitute a default thereunder or constitute or provide the basis for the termination thereof:

                          (i)        The First Priority Notes Indenture;

                          (ii) The Intercreditor and Collateral Agency Agreement, of even date herewith, in the form of Exhibit B-1 attached hereto (as amended, modified, supplemented or replaced from time to time in accordance with the provisions thereof, the "Intercreditor Agreement") and the GECC Intercreditor Agreement, of even date herewith, in the form of Exhibit B-2 attached hereto, including the agreements which are exhibits thereto (such GECC Intercreditor Agreement, together with such agreements, as amended, modified, supplemented or replaced from time to time in accordance with the provisions thereof, the "GECC Intercreditor Agreement");

                          (iii) A Security Agreement made by the Company and by each Significant Domestic Subsidiary in favor of the Collateral Agent in the form of Exhibit C-1 attached hereto, and an Intellectual Property Security Agreement made by the Company and each Guarantor owning any Trademarks, Copyrights, Licenses, Patents or Trade Secrets (each as defined therein) in favor of the Collateral Agent in the form of Exhibit C-2 attached hereto (together with any other security agreements pursuant to which the Revolving Notes and related obligations are secured and which are entered into as contemplated hereby or by the Intercreditor Agreement, as the same may be amended, modified, supplemented or replaced from time to time in accordance with the provisions thereof, collectively called the "Security Agreements" and individually called a "Security Agreement");

                          (iv) A Mortgage made by the Company and each Significant Domestic Subsidiary owning any real estate in favor of the Collateral Agent in the form of Exhibit D-1 attached hereto with respect to each parcel of real estate owned by the Company or any such Significant Domestic Subsidiary and a Leasehold Mortgage in favor of the Collateral Agent in the form of Exhibit D-2 attached hereto made by Viskase Corporation with respect to the real estate located at Paul's Valley, Oklahoma (together with any other mortgage pursuant to which the Revolving Notes and related obligations are secured and which are entered into as contemplated hereby or by the Intercreditor Agreement, as the same may be amended, modified or supplemented from time to time in accordance with the provisions thereof, collectively called the "Mortgages" and individually called a "Mortgage");

                          (v) A Pledge Agreement made by the Company and each Significant Domestic Subsidiary in favor of the Collateral Agent in the form of Exhibit E attached hereto (together with any other pledge agreements pursuant to which the Revolving Notes and related obligations are secured and which are entered into as contemplated hereby or by the Intercreditor Agreement, as the same may be amended, modified or supplemented from time to time in accordance with the provisions thereof, collectively called the "Pledge Agreements" and individually called a "Pledge Agreement");

                          (vi) The Guaranty Agreement made by each Significant Domestic Subsidiary in the form of Exhibit F attached hereto (together with any other guaranty agreements entered into as contemplated hereby or by the Intercreditor Agreement as the same may be amended, modified or supplemented from time to time in accordance with the provisions thereof, collectively called the "Guaranty Agreements" and individually called a "Guaranty Agreement");

                          (vii) Certificates evidencing all securities pledged pursuant to the Pledge Agreement, together with related transfer documents executed in blank, in each case received by the Collateral Agent, all Uniform Commercial Code financing statements perfecting the security interests and other Liens granted to the Collateral Agent, duly filed in all offices that Prudential may deem necessary or advisable, and all such other releases, certificates, documents, agreements, recordings and filings as Prudential may deem necessary or appropriate to establish a valid Lien in favor of the Collateral Agent in the Collateral for the benefit of the Secured Parties in accordance with priorities established by the Intercreditor Agreement and all requisite filing or recording fees shall have been duly paid;

                          (viii)  The Exchange and Registration Rights
         Agreement, of even date herewith, made by the Company in favor of the purchasers of the First Priority Notes in the form of Exhibit H hereto (as the same may be amended, modified, supplemented or replaced from time to time in accordance with the provisions thereof, the "Exchange and Registration Rights Agreement"); and

                          (ix) Such other certificates, documents, agreements, instruments, opinions, filings and other items as Prudential may reasonably request.

         2A(3). NOTE AGREEMENT. The Note Agreement and all certificates, documents and other agreements delivered in connection therewith shall have been duly executed and delivered by the parties thereto, in each case (including without limitation all schedules and exhibits thereto) in form and substance satisfactory to Prudential, and on the Closing Day the Note Agreement and all such other certificates, documents and agreements shall be in full force and effect, no default or event of default shall exist thereunder, and the First Priority Notes shall have been issued thereunder.

         2A(4). LETTER OF CREDIT FACILITY. The Letter of Credit Facility Agreement and all certificates, documents and other agreements delivered in connection therewith shall have been duly executed and delivered by the parties thereto in each case (including without limitation all schedules and exhibits thereto) in form and substance satisfactory to Prudential, and on the Closing Day, the Letter of Credit Facility Agreement and all such other certificates, documents and agreements shall be in full force and effect, no default of event of default shall exist thereunder, and all conditions to the issuance of letters of credit thereunder shall be satisfied.

         2A(5). OPINION OF PRUDENTIAL'S SPECIAL COUNSEL. Prudential shall have received from Schiff Hardin & Waite, who are acting as special counsel for Prudential in connection with this Agreement, a favorable opinion satisfactory to Prudential in the form of Exhibit H-1 attached hereto.

         2A(6). OPINION OF COMPANY'S AND GUARANTORS' COUNSEL. Prudential shall have received from Sidley & Austin, counsel for the Company and the Guarantors, and Thomas A. Monson, Associate General Counsel of the Company, a favorable opinion satisfactory to Prudential and substantially in the form of Exhibit H-2 attached hereto and Prudential shall have received from Baker & McKenzie, who are acting as special French Counsel for the Company and the Guarantors in connection with this transaction, a favorable opinion satisfactory to Prudential as to such matters incident to the matters herein contemplated as Prudential may reasonably request. The Company hereby directs such counsel to render such opinion and agrees that the making of the initial Revolving Loan will constitute a reconfirmation of such direction.

         2A(7). REPRESENTATIONS AND WARRANTIES; NO DEFAULT. The representations and warranties contained in paragraph 6 shall be true on and as of the Closing Day; the representations and warranties contained in each of the Transaction Documents shall be true and correct on and as of the Closing Day; there shall exist on the Closing Day no Event of Default or Default; and the Company shall have delivered to Prudential an Officer's Certificate, dated the Closing Day, to each such effect.

         2A(8). BORROWING BASE CERTIFICATE. There shall have been delivered to Prudential a completed Borrowing Base Certificate, executed by an Authorized Officer of the Company.

         2A(9). NO MATERIAL ADVERSE CHANGE. There shall not have occurred or be threatened (i) any condition, event or act which would materially and adversely affect the property or assets, business, condition (financial or otherwise) or the operations of the Company and its Subsidiaries, taken as a whole, or the ability of the Company to repay the Revolving Loans or to perform under the Transaction Documents to which it is a party, or the ability of any Guarantor to perform under the Transaction Documents to which it is a party, or
(ii) since December 29, 1994, a material adverse change to the property or assets, business, condition (financial or otherwise) or the operations of the Company and its Subsidiaries, taken as a whole, in each case as determined by Prudential in its reasonable judgment.

         2A(10). FEES. On or before the Closing Day, the Company shall have paid to Prudential a closing fee of $100,000.

         2A(11). EXPENSES. The Company shall have paid such fees and expenses of Prudential's special counsel (including White & Case, who are acting as special French counsel to Prudential in connection with this transaction) and other consultants as Prudential shall have required to be paid on or before the Closing Day.

         2A(12). REVOLVING LOANS PERMITTED BY APPLICABLE LAWS. The making of Revolving Loans on the terms and conditions herein provided (including the use of the proceeds of such Revolving Loans by the Company) shall not violate any applicable law or governmental regulation (including, without limitation, Section 5 of the Securities Act or Regulation G, T, U or X of the Board of Governors of the Federal Reserve System) and shall not subject Prudential to any tax, penalty, liability or other onerous condition under or pursuant to any applicable law or governmental regulation, and Prudential shall have received such certificates or other evidence as it may request to establish compliance with this condition.

         2A(13). CONSENTS AND PERSONS. The Company and each Guarantor shall have delivered to Prudential on the Closing Day all authorizations, consents or approvals by or notices to or filings with any court or administrative or governmental body or other Person that are required in connection with the execution and delivery of the Transaction Documents, the offering, issuance, sale or delivery of the Revolving Notes, the making of any Revolving Loan or fulfillment of or compliance with the terms and provisions hereof or thereof, certified as true and correct and in full force and effect as of the Closing Day by a duly authorized officer of the Company or the Guarantors, as the case may be, or, if no such authorization, consent, approval, notice or filing is required (other than of the Boards of Directors of the Company and the Guarantors), a statement of such officer to such effect.

         2A(14). PAYOFF LETTERS; DISBURSEMENT INSTRUCTIONS. On or before the Closing Day, Prudential shall have received (i) a payoff letter satisfactory to Prudential and the Company indicating the amount of the Indebtedness of the Company and its Subsidiaries owed to the Banks on the Closing Day (or, in the case of the Indebtedness owed by Viskase, S.A., on the date after the Closing
Day), specifying wire transfer instructions for the repayment of such Indebtedness and acknowledging that upon the Banks' receipt of funds in the amount set forth in the pay-off letter such Indebtedness will be deemed discharged and fully satisfied, and all security for such Indebtedness shall be released; and (ii) disbursement instructions from the Company, directing that the proceeds of any Revolving Loans are to be paid directly to the Banks.

         2A(15). CERTIFICATES OF INSURANCE. The Collateral Agent shall have received (a) a certificate of insurance from an independent insurance broker dated as of the Closing Day, identifying insurers, types of insurance, insurance limits, and policy terms, and otherwise confirming that insurance has been obtained in accordance with the provisions of the First Priority Notes Indenture and the Collateral Documents and (b) certified copies of all policies evidencing such insurance, or certificates therefor signed by the insurer or an agent authorized to bind the insurer.

         2A(16). ENVIRONMENTAL ASSESSMENTS. Roy F. Weston, Inc. shall have prepared phase 1 environmental assessments for Prudential's benefit with respect to all of the mortgaged real estate securing the Revolving Notes and such assessments shall be in the form and content satisfactory to Prudential. Further, Prudential shall be satisfied with the environmental condition of all of the real property owned or leased by the Company and its Subsidiaries.

         2A(17). PROCEEDINGS. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in substance and form to Prudential, and Prudential shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

         2B. CONDITIONS PRECEDENT TO EACH REVOLVING LOAN. Prudential's obligation to make each Revolving Loan to the Company is also subject to the satisfaction of the following conditions:

         2B(1). REVOLVING LOAN REQUEST. The Company shall have delivered to Prudential a Revolving Loan Request in accordance with paragraph 1E.

         2B(2). REPRESENTATIONS AND WARRANTIES; NO DEFAULT; BORROWING BASE. The representations and warranties contained in paragraph 6 hereof shall be true and correct on and as of the date of such Revolving Loan; the representations and warranties contained in each of the Transaction Documents shall be true and correct on and as of the date of such Revolving Loan; there shall exist on the date of such Revolving Loan no Default or Event of Default; after giving effect to such Revolving Loan, the aggregate outstanding principal amount of the Revolving Loans shall not exceed the Borrowing Base specified in the certificate most recently delivered pursuant to paragraph 2A(8) or 3A, as the case may be. Each of the giving of the applicable Revolving Loan Request pursuant to paragraph 1E and the acceptance by the Company of the proceeds of such Revolving Loan shall constitute a representation and warranty by the Company to the effect that the conditions set forth in the first sentence of this paragraph have been satisfied on the date of such Revolving Loan.

         2B(3). REVOLVING LOAN PERMITTED BY APPLICABLE LAWS. The Revolving Loan (including the use of the proceeds of such Revolving Loan by the Company) shall not violate any applicable law or governmental regulation (including, without limitation, section 5 of the Securities Act or Regulation G, T, U or X of the Board of Governors of the Federal Reserve System) and shall not subject Prudential to any tax, penalty, liability or other onerous condition under or pursuant to any applicable law or governmental regulation, and Prudential shall have received such certificates or other evidence as it may request to establish compliance with this condition.

         2B(4). NO MATERIAL ADVERSE CHANGE. There shall not have occurred or exist any condition, event or act which could reasonably be expected to result in a material adverse effect on the property or assets, business, condition (financial or otherwise) or the operations of the Company and its Subsidiaries, taken as a whole, or the ability of the Company to repay the Revolving Loans or to perform under the Transaction Documents to which it is a party, or the ability of any Guarantor to perform under the Transaction Documents to which it is a party.

         2B(5). LEGAL MATTERS. Prior to such Revolving Loan, Prudential's counsel shall be satisfied as to all legal matters relating thereto.

         3.      AFFIRMATIVE COVENANTS.

         3A.     FINANCIAL STATEMENTS.  The Company covenants that it will
deliver to Prudential:

                          (a) as soon as practicable and in any event within 45 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year of the Company, an unaudited consolidated statement of operations and statement of cash flows and stockholders' equity of the Company and its Subsidiaries for such quarterly period and for the period from the beginning of the current fiscal year to the end of such quarterly period, and a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail and satisfactory in form to Prudential and certified as accurate by an authorized financial officer of the Company, subject to changes resulting from normal year-end adjustments;

                          (b) as soon as practicable and in any event within 90 days after the end of each fiscal year of the Company, a consolidating and consolidated statement of operations and statement of cash flows and stockholders' equity of the Company and its Subsidiaries for such fiscal year, and a consolidating and consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, setting forth in each case in comparative form corresponding consolidated figures from the preceding annual audit, all in reasonable detail and satisfactory in form to Prudential and, as to the consolidated statements, audited by Coopers & Lybrand, or other independent public accountants of recognized international standing reasonably selected by the Company and reasonably acceptable to Prudential, whose opinion shall be without limitation as to the scope of the audit and shall state that such financial statements present fairly, in all material respects, the financial position of the Company and its Subsidiaries and their results of operations and cash flows and have been prepared in conformity with generally accepted accounting principles, that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances and, as to the consolidating statements, certified as accurate by an authorized financial officer of the Company;

                          (c) not later than 45 days after each fiscal year end, beginning with the fiscal year ended December 28, 1995, monthly projections of the financial condition and results of operations of the Company and its Subsidiaries for the next succeeding year and annual projections for the next two (2) succeeding fiscal years thereafter, in each case containing projected consolidated balance sheets, statements of operations, statements of cash flows and statements of changes in shareholders equity;

                          (d) promptly upon transmission thereof, copies of all such financial statements, proxy statements, notices and reports as it shall send to its public securities holders and copies of all registration statements (without exhibits) and all reports which it files with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission);

                          (e) promptly upon receipt thereof, a copy of each report submitted to the Company or any of its Subsidiaries by independent accountants in connection with any annual, interim or special audit made by them of the books of the Company or any such Subsidiary; and

                          (f) monthly, within thirty-five (35) days after the last Business Day of each month, and at any other time requested by Prudential, a borrowing base certificate (the "Borrowing Base Certificate"), which shall be: (i) substantially in the form of
         Exhibit I, detailing the Company's Eligible Accounts Receivable and Eligible Inventory as of the last day of each month, or as of such other date as Prudential may request; and (ii) prepared by or under the supervision of the Company's chief executive officer or chief financial officer and certified by such officer subject only to adjustment upon completion of the normal year-end audit of physical inventory; and each Borrowing Base Certificate shall have attached to it such additional schedules and other information as Prudential may reasonably request, including, without limitation, an aging of Accounts;

                          (g) with reasonable promptness, such other business or financial data as Prudential may reasonably request.

                 Together with each delivery of financial statements required by clauses (a) and (b) above, the Company will deliver to Prudential an Officer's Certificate duly signed by an authorized financial officer of the Company demonstrating (with computations in reasonable detail) compliance by the Company and its Subsidiaries with the provisions of paragraphs 4A, 4B, 4C and 4F hereof and stating that there exists no Event of Default or Default, or, if any Event of Default or Default exists, specifying the nature and period of existence thereof and what action the Company proposes to take with respect thereto. Together with each delivery of financial statements required by clause (b) above, the Company will deliver to Prudential a certificate of the public accountants referred to therein stating that, in making the audit necessary to such public accountants' opinion on such financial statements, they have obtained no knowledge of any Event of Default or Default, or, if they have obtained knowledge of any Event of Default or Default, specifying the nature and period of existence thereof. Such accountants, however, shall not be liable to anyone by reason of their failure to obtain knowledge of any Event of Default or Default which would not be disclosed in the course of an audit conducted in accordance with generally accepted auditing standards. The Company further covenants that forthwith upon any Responsible Officer of the Company obtaining knowledge of an Event of Default or Default, it will deliver to Prudential an Officer's Certificate specifying the nature and period of existence thereof and what action the Company proposes to take with respect thereto.
         3B.     INSPECTION OF PROPERTY.  The Company covenants that it will permit Prudential and its representatives, at its expense as to any period when no Default or Event of Default has occurred and is continuing but at the Company's expense as to any other period when a Default or an Event of Default has occurred and is continuing, upon reasonable notice, to visit and inspect any of the properties of the Company and its Subsidiaries, to examine the corporate books and financial records of the Company and its Subsidiaries and make copies thereof or extracts therefrom and to discuss the affairs, finances and accounts of the Company and its Subsidiaries with their respective principal officers and, in the presence of a Responsible Officer, independent public accountants, all at such reasonable times and as often as Prudential may reasonably request.

         3C.     CONDUCT OF BUSINESS; MAINTENANCE OF EXISTENCE; COMPLIANCE WITH
LAWS. The Company covenants that the Company and its Subsidiaries shall (a) continue to engage primarily in the material lines of business (as determined by the Company in its reasonable discretion) which the Company and its Subsidiaries operate, respectively, as of the Closing Day, (b) preserve, renew and keep in full force and effect the corporate existence, and all material rights, privileges, franchises, permits and licenses of the Company and its Subsidiaries, respectively, provided, however, that (i) this clause (b) shall not prohibit a merger otherwise permitted pursuant to the terms hereof and (ii) neither the Company nor any of its Subsidiaries shall be required to preserve any such right or franchise or its existence if the loss thereof is not and will not be adverse in any material respect to Prudential, and (c) comply in all material respects with all applicable laws, ordinances, rules, regulations and other requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA) except where the failure to comply would not result in any material adverse effect on the property or assets, business, condition (financial or otherwise) or operations of the Company and its Subsidiaries, taken as a whole.

         3D.     GUARANTIES.  The Company covenants that, effective upon any
Person becoming a Significant Domestic Subsidiary, the Company shall cause such Person to become and continue as a party to the Guaranty Agreement and the Security Agreement and to execute and deliver all such agreements, instruments, documents, financing statements, mortgages, deeds of trust, leasehold mortgages and other written matter, and take such further action, as the Collateral Agent or Prudential may request in order to obtain a valid and perfected first priority Lien on all (or all but a de minimis amount of) such Person's Property (subject only to Permitted Liens).

         3E.     MAINTENANCE OF PROPERTY; INSURANCE.

                 (a) The Company shall, and shall cause each of its Subsidiaries to, maintain its Property in good working order and condition (ordinary wear and tear excepted) and make all necessary repairs, renewals, replacements, additions, betterments and improvements thereto so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this paragraph 3E shall prevent the Company or any of its Subsidiaries from discontinuing the operation and maintenance of any of its Property if such discontinuance is desirable in the conduct of its business and not disadvantageous in any material respect to Prudential, and provided, further that nothing in this paragraph shall prevent the Company or any of its Subsidiaries from discontinuing or disposing of any of its Property to the extent otherwise permitted by paragraph 4F hereof.

                 (b) The Company shall insure and keep insured, and shall cause each Subsidiary to insure and keep insured, with financially sound and reputable insurers, so much of their respective Property and in such amounts as is usually and customarily insured by companies engaged in similar businesses with respect to Property of a similar character.

         3F.     TAXES.  The Company shall, and shall cause each of its
Subsidiaries to, pay or cause to be paid all license fees, bonding premiums and related taxes and charges, and shall pay or cause to be paid all of such Person's real and personal property taxes, assessments and charges and all of such Person's franchise, income, unemployment, use, excise, old age benefit, withholding, sales and other taxes and other governmental charges assessed against such Person, or payable by such Person, in each case when due and in such manner as to prevent any penalty from accruing or any Lien from attaching to its property (other than Liens for taxes not yet due and payable), provided that such Person shall have the right to contest in good faith, by an appropriate proceeding promptly initiated and diligently conducted, the validity, amount or imposition of any such tax, assessment or charge, and during the pendency of such good faith contest to delay or refuse payment thereof if (i) such Person establishes adequate reserves to cover such contested taxes, assessments or charges, and (ii) such contest could not reasonably be expected to have a material adverse effect on the property or assets, business, condition (financial or otherwise) or operations of the Company and its Subsidiaries, taken as a whole.

         3G.     NOTICE OF SUITS, ADVERSE CHANGE IN BUSINESS, ETC.  The Company
shall, and shall cause each of its Subsidiaries to, as soon as possible, and in any event within five (5) Business Days after any Responsible Officer of such Person learns of the following, give written notice to Prudential: (a) of any material proceeding(s) (including, without limitation, litigation, investigations, arbitration or governmental proceedings) being instituted or threatened to be instituted by or against such Person in any federal, state, local or foreign court or before any commission or other regulatory body (federal, state, local or foreign), (b) that such Person's operations are not in full compliance with all requirements of applicable federal, state, local or foreign law, ordinance, rule, regulation or other governmental requirement, except for notices as to matters which, either individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the property or assets, business, condition (financial or otherwise) or the operations of the Company and its Subsidiaries, taken as a whole, (c) that, without limiting the foregoing clause (b), such Person is subject to a material federal, state, local or foreign investigation evaluating whether any remedial action is needed to respond to the release of any hazardous or toxic waste, substance or constituent, or other substance into the environment and (d) of any material adverse change in the property or assets, business, condition (financial or otherwise), operations or prospects of the Company and its Subsidiaries taken as a whole.

         3H.     INFORMATION REQUIRED BY RULE 144A.  The Company covenants that it will, upon the request of the holder of any Revolving Note, provide such holder, and any qualified institutional buyer designated by such holder, such financial and other information as such holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of Revolving Notes, except at such times as the Company is subject to the reporting requirements of section 13 or 15(d) of the Exchange Act. For the purpose of this paragraph 3H, the term "qualified institutional buyer" shall have the meaning specified in Rule 144A under the Securities Act.

         3I.     CHANGE OF CONTROL.  The Company covenants that within three
Business Days after any Responsible Officer of the Company shall obtain knowledge of the occurrence of an event constituting a Change in Control, the Company shall provide each holder of a Revolving Note and Prudential written notice thereof, describing in reasonable detail the facts and circumstances constituting such Change in Control. The Company shall also deliver to each holder of a Revolving Note and Prudential at the same time as delivered to holders of the First Priority Notes a copy of the Offer to Purchase (as defined in the First Priority Notes Indenture) distributed in accordance with the First Priority Notes Indenture with respect to such Change of Control. If at any time (i) prior to five (5) Business Days prior to the Purchase Date (as defined in such Offer to Purchase) with respect to such Change of Control or (ii) prior to sixty (60) days after the date of any Change of Control if no Offer to Purchase has been made within twenty-five (25) days of any such Change of Control, the Required Holders of the Revolving Notes request in writing that the Company purchase such Revolving Notes the Company shall, not later than the Purchase Date, or if no Offer to Purchase has been made with respect to any such Change of Control, not later than the date specified in such notice by the Required Holders, purchase (and each holder thereof shall sell) such Revolving Notes at a purchase price equal to the aggregate outstanding principal amount thereof, together with interest thereon to the date of purchase. No holder of any such Revolving Note shall be required to make any representation or warranty in connection with such sale, other than with respect to its ownership of its Revolving Note.

         3J.     ENVIRONMENTAL INVESTIGATION AND REMEDIATION.

         The Company shall, and as necessary shall cause each of its Subsidiaries to, perform the environmental investigation and remediation activities, including preparation of any associated reports (collectively, "Response Activities"), as described in this paragraph. The Response Activities shall be performed in accordance with generally accepted environmental practices, under the direction and supervision of a qualified environmental professional ("QEP").

         (a) Within 90 days after the Closing Day, the Company shall, and as necessary shall cause each of its Subsidiaries to, (i) perform the Response Activities described in Schedule 3J hereto with respect to the facilities listed therein, and (ii) provide the Collateral Agent with a written report or reports concerning the Response Activities. The written report(s) shall include the results of any sampling and analytical testing performed as part of the Response Activities, as well as appropriate recommendations by the QEP with respect to further Response Activities, if any, which should be undertaken at each facility listed in Schedule 3J in order to satisfy the requirements of clause (d) of this Section.

         (b) Within 60 days after completion of the written report(s) described in clause (a) of this Section, the Company shall, and as necessary shall cause each of its Subsidiaries to, prepare and submit to the Collateral Agent a work plan or work plans by which the Company and, as necessary, its Subsidiaries shall implement the recommendations in such report(s) pertaining to further Response Activities.

         (c) Within 30 days after completion of the work plan(s) described in clause (b) of this Section, the Company shall, and as necessary shall cause each of its Subsidiaries to, commence implementation of the Response Activities provided in the work plan(s) in accordance with the schedule(s) set forth therein. The Company shall, and as necessary shall cause its Subsidiaries to, notify the Collateral Agent in writing no later than five business days after any event which may cause an exceedance of a deadline set forth in any schedule(s) set forth in the work plan(s). Such notification shall describe the anticipated length of the delay, the cause or causes of the delay, the measures taken and to be taken to minimize the delay, and the timetable by which these measures will be implemented.

         (d) The Company shall, and as necessary shall cause each of its Subsidiaries to, continue to diligently and promptly implement the Response Activities provided in the work plan(s) and any other appropriate remediation activities for as long as is required, consistent with generally accepted environmental practices, to reduce environmental contamination identified as a result of the Response Activities described in Schedule 3J to "Acceptable Levels," as that term is defined herein. For purposes of this paragraph, Acceptable Levels shall mean levels of environmental contamination, remaining at a facility after completion of Response Activities, which: (i) comply with all applicable Environmental Laws; (ii) are otherwise deemed acceptable by the governmental agencies responsible for enforcing such Environmental Laws; or
(iii) if subclauses (i) and (ii) do not apply, will not materially impair the value of the facility. The Company shall, and as necessary shall cause each of its Subsidiaries to, implement Response Activities so as to reduce the environmental contamination to Acceptable Levels within the shortest reasonable period of time consistent with generally accepted environmental practices.
Upon reducing environmental contamination to Acceptable Levels, the Company shall, and as necessary shall cause its Subsidiaries to, provide the Collateral Agent with a written report or reports setting forth the analytical data or other information demonstrating that Acceptable Levels have been achieved.

         3K.     GECC CLOSING DOCUMENTS.

         The Company shall take such actions as may be reasonably necessary or appropriate to satisfy promptly the conditions precedent set forth in the GECC Intercreditor Agreement.

     3L.  FURTHER ACTIONS -- COLLATERAL.

     The Company shall, and shall cause each of its Subsidiaries that are a party to any Collateral Document to, at its own expense, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such lists, descriptions and designations of its Property, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, certificates, reports and other assurances or instruments and take such further steps relating to such Property, which Prudential or the Collateral Agent reasonably deems appropriate or advisable to perfect, preserve, protect or enforce the Lien of the Collateral Agent in such Property (and, to the extent so deemed to be appropriate or advisable, to create such a Lien with respect to Property acquired by the Company or any such Subsidiary after the Closing Day). Without limiting the foregoing the Company and each such Subsidiary shall, at its own expense with respect to any real estate acquired by it after the Closing Day, concurrently with such acquisition execute, deliver and provide to the Collateral Agent such Mortgages and other documents as Prudential or the Collateral Agent may reasonably deem appropriate or advisable to create a first priority (subject to Permitted Liens) valid and perfected Lien in such Property in favor of the Collateral Agent.

     4. NEGATIVE COVENANTS. So long as the Revolving Note or amount owing under this Agreement shall remain unpaid or Prudential shall have any commitment hereunder:

     4A.  CERTAIN FINANCIAL COVENANTS.

     (a) CONSOLIDATED TANGIBLE NET WORTH. The Company covenants that it will not cause or permit Consolidated Tangible Net Worth, at any time:

          (i) During each "Clause (i) Test Period" (as defined below) occurring during the period commencing on the Closing Day and ending on December 28, 1995, to be less than an amount (the "Clause (i) Amount") equal to (1) negative $37,000,000, plus (2) 50% of Consolidated Net
     Income for such Clause (i) Test Period (or zero in the case of a deficit), plus (3) the amount of any net gain realized by the Company or any of its Subsidiaries on the exchange, redemption, purchase or other acquisition of any of its debt securities (including, without limitation, the 10.25% Notes) during such Clause (i) Test Period; where "Clause (i) Test Period" means, at any time, the period (taken as one accounting period) commencing on March 31, 1995 and ending on the then most recently ended fiscal quarter of the Company;

          (ii) During each "Clause (ii) Test Period" (as defined below) occurring during the period commencing on December 29, 1995 and ending on December 26, 1996, to be less than an amount (the "Clause (ii) Amount") equal to (1) the greater of (X) the Clause (i) Amount at December 28, 1995, and (Y) negative $37,000,000, plus (2) 50% of Consolidated Net Income for such Clause (ii) Test Period (or zero in the case of a deficit), plus (3) the amount of any net gain realized by the Company or any of its Subsidiaries on the exchange, redemption, purchase or other acquisition of any of its debt securities (including, without limitation, the 10.25% Notes) during such Clause (ii) Test Period; where "Clause (ii) Test Period" means, at any time, the period (taken as one accounting period) commencing on December 29, 1995 and ending on the then most recently ended fiscal quarter of the Company;

          (iii) During each "Clause (iii) Test Period" (as defined below) occurring during the period commencing on December 27, 1996 and ending on December 25, 1997, to be less than an amount (the "Clause (iii) Amount") equal to (1) the greater of (X) the Clause (ii) Amount at December 26, 1996, and (Y) negative $37,000,000, plus (2) the greater of (X) 50% of Consolidated Net Income for such Clause (iii) Test Period (or zero in the case of a deficit), and (Y) $1,250,000 multiplied by the number of the Company's fiscal quarters that have ended during such Clause (iii) Test Period, plus (3) the amount of any net gain realized by the Company or any of its Subsidiaries on the exchange, redemption, purchase or other acquisition of any of its debt securities (including, without limitation, the 10.25% Notes) during such Clause (iii) Test Period; where "Clause
     (iii) Test Period" means, at any time, the period (taken as a one accounting period) commencing on December 27, 1996 and ending on the then most recently ended fiscal quarter of the Company;

          (iv) During each "Clause (iv) Test Period" (as defined below) occurring during the period commencing on December 26, 1997 and ending on December 31, 1998, to be less than an amount (the "Clause (iv) Amount") equal to (1) the greater of (X) the Clause (iii) Amount at December 25, 1997, and (Y) negative $37,000,000, plus (2) the greater of (X) 50% of Consolidated Net Income for such Clause (iv) Test Period (or zero in the case of a deficit), and (Y) $2,500,000 multiplied by the number of the Company's fiscal quarters, at the time of determination, that have ended during such Clause (iv) Test Period, plus (3) the amount of any net gain realized by the Company or any of its Subsidiaries on the exchange, redemption, purchase or other acquisition of any of its debt securities (including, without limitation, the 10.25% Notes) during such Clause (iv) Test Period; where "Clause (iv) Test Period" means, at any time, the period (taken as one accounting period) commencing on December 26, 1997 and ending on the then most recently ended fiscal quarter of the Company; and

          (v) During each "Clause (v) Test Period" (as defined below) occurring after January 1, 1999 and thereafter, to be less than an amount equal to (1) the greater of (X) the Clause (iv) Amount at December 31, 1998, and (Y) negative $37,000,000, plus (2) 50% of Consolidated Net Income for such Clause (v) Test Period (or zero in the case of a deficit), plus (3) the amount of any net gain realized by the Company or any of its Subsidiaries on the exchange, redemption, purchase or other acquisition of any of its debt securities (including, without limitation, the 10.25% Notes) during such Clause (v) Test Period; where "Clause (v) Test Period" means, at any time, the period (taken as one accounting period) commencing on January 1, 1999 and ending on the then most recently ended fiscal quarter of the Company.

     (b) FIXED CHARGE COVERAGE RATIO. The Company covenants that it will not cause or permit the ratio of (i) Consolidated Cash Flow for the twelve month period ending at the end of any fiscal quarter of the Company to (ii) Consolidated Fixed Charges for each such twelve month period to be less than the ratio set forth below for the period set forth below in which such fiscal quarter ends:

   Ratio      Period
   -----      ------

   1.45:1     Closing Day through December 28, 1995

   1.50:1     December 29, 1995 through December 26, 1996

   1.55:1     December 27, 1996 and thereafter.

     4B.  LIMITATION ON RESTRICTED PAYMENTS AND RESTRICTED INVESTMENTS.

     (a) The Company covenants that it shall not, and shall not permit any of its Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other distribution or payment on or in respect of Capital Stock of the Company or its Subsidiaries or make any payment to the direct or indirect holders (in their capacities as such) of Capital Stock of the Company or its Subsidiaries, other than dividends, distributions or payments payable or made solely in shares of Capital Stock in the Company of the same class held by such holders (other than Redeemable Stock) or in options, warrants or other rights to purchase such shares; (ii) purchase, redeem, defease or otherwise acquire or retire for value any Capital Stock of the Company or any Subsidiary;
(iii) make any principal payment on, or purchase, redeem, repurchase, defease (including, but not limited to, in-substance or legal defeasance) or otherwise acquire or retire for value, prior to any stated or scheduled maturity, scheduled repayment or scheduled sinking fund or mandatory redemption payment, any Restricted Debt (the foregoing actions, set forth in clauses (i) through (iii) being referred to as "Restricted Payments"); or (iv) make any Investment (the foregoing action being referred to as a "Restricted Investment"); unless at the time of, and immediately after giving effect to (determined on a pro forma basis), such proposed Restricted Payment or proposed Restricted Investment:

            (1)  no Default or Event of Default exists or would exist; and

            (2) (i) the aggregate amount expended for all Restricted Payments subsequent to March 30, 1995, plus (ii) the aggregate amount expended for all Restricted Investments made subsequent to March 30, 1995, does not exceed the sum of:

                   (A) 50% (or minus 100% in the event of a deficit) of Consolidated Net Income calculated on a cumulative basis for the period commencing on March 31, 1995 and continuing through the last day of the Company's fiscal quarter immediately preceding the Company's fiscal quarter in which the Restricted Payment or Restricted Investment, as the case may be, is proposed to be made; plus

                   (B)  the aggregate net cash proceeds received by the Company
              (i) from the issuance or sale (other than to a Subsidiary of the Company), after the Closing Day, of Capital Stock in the Company (other than Redeemable Stock), (ii) upon conversion after the Closing Day of any Debt of the Company that is, by its original terms, convertible into Capital Stock (other than Redeemable Stock) in the Company (with the aggregate net cash proceeds being deemed to be the principal amount of the Debt so converted), or
              (iii) from the exercise for cash after the Closing Day of any options, warrants or other rights to acquire Capital Stock (other than Redeemable Stock) in the Company; plus

                   (C)  $10,000,000;

     provided, however, that in no event may Restricted Payments made subsequent to March 30, 1995 exceed the sum of the amounts described in clause (A) and (B) above plus $5,000,000.

     (b) Notwithstanding clause (a) above, the provisions of this paragraph shall not prohibit:

          (i) (A) the payment by any Subsidiary of the Company of dividends or other distributions to the Company or a Wholly Owned Subsidiary of the Company or the redemption or repurchase by any such Subsidiary of any Capital Stock in such Subsidiary owned by the Company or a Wholly Owned Subsidiary of the Company, or (B) the payment of pro rata dividends to holders of minority interests in the Capital Stock in a Subsidiary of the Company; provided, however, that, in the case of clause (B) no Default or Event or Default has occurred and is continuing or would occur as a result thereof;

          (ii) (a) consummation of the 10.25% Notes Exchange, so long as no Default or Event of Default has occurred and is continuing or would occur as a result thereof; and (b) consummation of the exchange of First Priority Exchange Notes for First Priority Notes, as contemplated by the Registration Rights Agreement and (c) consummation of an exchange of Subsequent Second Priority Notes solely for Second Priority Notes;

          (iii) Investments in the amounts existing on the date hereof and specifically described on Schedule 4B attached hereto;

          (iv) Investments (subject to paragraph 3D) by the Company in Wholly Owned Subsidiaries of the Company having lines of business that are substantially similar or materially related to the Company's lines of business existing on the Closing Day, so long as no Default or Event of Default has occurred and is continuing or would occur as a result thereof;

          (v)   Investments in Cash Equivalents;

          (vi) the acquisition, redemption or retirement of Capital Stock in the Company solely in exchange for (A) Capital Stock in the Company of the same class as the Capital Stock that is being acquired, redeemed or retired or (B) Common Stock of the Company; and

          (vii) the acquisition, redemption or retirement of Debt of the Company or its Subsidiaries (A) which is subordinated in right of payment to the Revolving Notes solely in exchange for Common Stock in the Company, or
     (B) as part of a refinancing thereof permitted by paragraph 4C(a)(xi).

     (c)  Notwithstanding clause (b) above, the payments described in clause
(b) (i) (B) above shall be included in any calculation of the sum of the amount of Restricted Payments.

     4C.  LIMITATION ON INDEBTEDNESS.

     (a) The Company covenants that it shall not, and shall not permit any of its Subsidiaries to, directly or indirectly permit to exist, create, incur, issue, assume, guaranty or otherwise become liable with respect to, extend the maturity of or become responsible for the payment of, any Debt (including, without limitation, any Acquired Debt) other than:

          (i) Debt of the Company evidenced by the First Priority Notes and First Priority Exchange Notes;

          (ii)  Debt of the Company evidenced by the 10.25% Notes;

          (iii) Debt of the Company evidenced by the Second Priority Notes and the Subsequent Second Priority Notes, provided, however, that: (1) the aggregate principal amount of the Second Priority Notes and the Subsequent Second Priority Notes do not at any time exceed $50,000,000, (2) such Second Priority Notes and Subsequent Second Priority Notes have terms substantially identical to the 10.25% Notes and in any event no less favorable to the Company than those set forth in the 10.25% Notes and the 10.25% Notes Indenture (provided, however, that the Second Priority Notes and Subsequent Second Priority Notes may be secured by Liens that are Permitted Liens described in clause (xi) of the definition of Permitted Liens and the final maturity thereof may be prior to the final maturity of the 10.25% Notes, subject to clause (3) below), (3) the final maturity of such Second Priority Notes and Subsequent Second Priority Notes is not prior to June 15, 2000, and (4) without limiting the foregoing clause (3), such Second Priority Notes and Subsequent Second Priority Notes shall not have any scheduled principal installment or other principal payments due until after the final maturity of the First Priority Notes and First Priority Exchange Notes;

          (iv) Debt of the Company under this Agreement (including any refinancings hereof), provided, that the aggregate principal amount of such Debt does not at any time exceed $35,000,000;

          (v) Debt of the Company or its Subsidiaries under the Letter of Credit Facility Agreement (and any refinancing thereof), provided the aggregate amount of such Debt does not exceed $28,000,000 at any time;

          (vi) Debt of the Company and certain Subsidiaries of the Company under the GECC Lease Documents (including any refinancings thereof) in an aggregate principal amount not to exceed the principal amount thereof outstanding as of the Closing Day less any scheduled amortization after the Closing Day of such Indebtedness when actually paid by the Company or its Subsidiaries; provided, however, that no refinancing of such Debt under the GECC Lease Documents shall be permitted unless: (1) such refinancing Debt shall have an Average Life at the time such refinancing is incurred that is equal to or greater than the Average Life of the Debt to be refinanced, (2) such refinancing Debt shall be in a principal amount not in excess of the principal amount of the Debt to be refinanced (including the amount (if any), up to $10,000,000, by which the Stipulated Loss Value exceeds the then outstanding principal amount of the Debt to be refinanced);

          (vii) Debt evidenced by guaranties made by the Company's Subsidiaries of the Debt described in clauses (i), (iii), (iv) and (v) of this paragraph;

          (viii) Debt of the Company or any of its Subsidiaries under Currency Agreements and Interest Rate Agreements; provided, that such Currency Agreements and Interest Rate Agreements do not increase the outstanding Debt of the Company other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

          (ix) Debt of a Wholly Owned Subsidiary of the Company to the Company or another Wholly Owned Subsidiary of the Company; (x) Debt of the Company's Subsidiaries existing on the Closing Day and described on
     Schedule 4C hereto;

          (xi) other Debt of any Subsidiary of the Company that directly refinances any Debt of such Subsidiary described in the immediately foregoing clause (x); provided, however, that (1) the principal amount of such refinancing Debt does not exceed the principal amount of the Debt to be refinanced, (2) the terms of such refinancing Debt are, in all material respects, no less favorable to such Subsidiary than the terms of the Debt to be refinanced and (3) without limiting the foregoing clause (2) no refinancing Debt may be secured to any greater extent than is the Debt to be refinanced; provided, further, that notwithstanding clause (1) above, the aggregate principal amount of Debt refinancing existing lines of credit of the Company's Subsidiaries may equal up to $10,000,000 (or the applicable foreign currency equivalent thereof reasonably determined by the Company at the time any such refinancing Debt is incurred).

          (xii) Debt of the Company or any of its Subsidiaries (A) resulting from the endorsement of negotiable instruments for collection in the ordinary course of business, or (B) arising under guarantees incurred in the ordinary course of business (and not in connection with the borrowing of money) with respect to suppliers, licensees, franchisees or customers of the Company or such Subsidiary;

          (xiii) other Debt of the Company and the Company's Subsidiaries (including, without limitations, Purchase Money Indebtedness and Acquired
     Debt); provided, however, that the aggregate outstanding principal amount thereof shall at no time exceed $15,000,000 (or the applicable foreign currency equivalent thereof reasonably determined by the Company at the time such Debt is incurred); provided, further, that the aggregate outstanding amount of Purchase Money Indebtedness to be incurred in connection with the purchase of any Property shall not exceed 90% of the cash purchase price to be paid for such Property; and

          (xiv) other Debt of the Company (not secured by any Lien);

provided, however, that at no time shall (1) Consolidated Senior Debt be more than 52.5% of Consolidated Total Capitalization, or (2) Consolidated Debt be more than 85% of Consolidated Total Capitalization.

     (b) For purposes of determining any particular amount of Debt under this Section, Guarantees of (or obligations with respect to letters of credit supporting) Debt otherwise included in the determination of such amount shall not also be included.

     4D. LIMITATION ON LIENS. The Company covenants that it shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur or permit to exist any Lien of any nature whatsoever on any of its properties (including, without limitation, Capital Stock), whether owned on the Closing Day or thereafter acquired, other than Permitted Liens.

     4E.  LIMITATION ON COMPANY MERGERS, CONSOLIDATIONS, AND SALES.

     (a) The Company covenants that it shall not merge or consolidate with any other Person or, directly or indirectly, Transfer, all or substantially all of its Property in a single transaction or series of related transactions, unless in any such case:

          (i) at the time of, and immediately after giving effect to (determined on a pro forma basis), such proposed merger, consolidation or Transfer, no Default or Event of Default exists or would exist after giving effect thereto;

          (ii) in the event that the Company is to consolidate with or merge into another Person, or to Transfer all or substantially all of its Property to another Person, such Person shall be a corporation organized and validly existing under the laws of a State of the United States of America or the District of Columbia and shall expressly assume in writing all obligations of the Company under all Transaction Documents to which the Company is a party pursuant to such written agreements and instruments as Prudential may request and which in each case shall be in form and substance satisfactory to Prudential; and

          (iii) the Company has delivered to Prudential an Officers' Certificate and an opinion of counsel satisfactory in form and substance to Prudential, each stating that such consolidation, merger or Transfer (and if a supplemental indenture is required, such supplemental indenture) complies with this paragraph and that all conditions precedent herein provided for with respect thereto have been completely satisfied.

     (b) Upon any consolidation of the Company with, or merger of the Company with or into, any other Person or any Transfer of all or substantially all of the Property of the Company in accordance with this Section, the entity formed by or surviving such transaction shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Agreement with the same effect as if such successor Person had been named as the Company herein, and thereafter, except in the case of a lease, the predecessor Person shall be relieved of all obligations and covenants under this Agreement and the Revolving Notes.

     4F. LIMITATION ON CERTAIN ASSET SALES AND SUBSIDIARY MERGERS. Without limiting paragraph 4E above, the Company covenants that (i) it shall not, and shall not permit any of its Subsidiaries to, directly or indirectly Transfer any of its Property, and (ii) the Company shall not permit any of its Subsidiaries to merge or consolidate with any other Person except:

     (a) any Wholly Owned Subsidiary of the Company may merge with, or sell all or substantially all of its Property to, the Company or another Wholly Owned Subsidiary of the Company if at the time of and immediately after giving effect to (determined on a pro forma basis) such proposed transaction no Default or Event of Default exists or would exist after giving effect thereto;

     (b) the Company may Transfer (excluding Capital Stock of Material Subsidiaries) assets to the extent permitted under paragraph 4E and may issue and sell its Capital Stock subject to paragraph 3I;

     (c) the Company or any such Subsidiary may sell inventory in the ordinary course of business and equipment that is determined to be obsolete in accordance with GAAP or concurrently replaced by equipment (not subject to any lien other than Permitted Liens of the same type having a fair market value at least equal to the fair market value of the equipment so replaced;

     (d) the Company or any such Subsidiary (subject to clause (f) below) may otherwise Transfer Property (excluding Capital Stock of a Material Subsidiary), and any such Subsidiary (subject to clause (f) below) may consummate a Transfer by Merger; provided that after giving effect thereto (1) the Percentage of Total Assets Transferred in any fiscal year of the Company (excluding assets described in clauses (a) and (c) above shall not exceed 10%; and (2) the Percentage of Total Assets Transferred (excluding assets described in clauses (a) and (c) above) at any time after the Closing Day on a cumulative basis shall not exceed 15%; and

     (e)  the Company or any Subsidiary of the Company (subject to clause
(f) below) may Transfer other Property (not constituting Capital Stock of any Material Subsidiary), and any Subsidiary of the Company (subject to clause (f) below) may consummate other Transfers by Merger if:

          (1) at the time of and immediately after giving effect to (determined on a pro forma basis) such proposed Transfer of Property or Transfer by Merger (as the case may be) no Default or Event of Default exists or would exist;

          (2) the consideration to be paid to the Company or such Subsidiary (as the case may be) is at least equal to the fair market value of the assets to be Transferred (or, in the case of a Transfer by Merger, the fair market value of the Subsidiary subject thereto), in each case as reasonably determined by the Board of Directors; and

          (3) the proceeds from such Transfer of Property or Transfer by Merger (net of (X) reasonable expenses incurred by the Company or the Subsidiary (as the case may be) incidental thereto (Y) the amount of any taxes (reasonably determined by the Company in good faith) owing by the Company or such Subsidiary (as the case may be) as a result thereof, and (Z) any mandatory repayment of permitted Debt (if any) secured by a Permitted Lien on the Property being Transferred that is prior to the Lien securing the Consolidated Secured Debt) are immediately applied to redeem the First Priority Notes and First Priority Exchange Notes and otherwise repay the other Consolidated Secured Debt outstanding at such time and with respect to the Revolving Loans the Revolving Loan Commitment shall, at the option of Prudential, automatically be reduced, such application of proceeds and reduction in the Revolving Loan Commitment to be made pro rata to the holders of the Consolidated Secured Debt based on the then outstanding principal amount of each such holder's holding of Consolidated Secured Debt or, in the case of Prudential, the Revolving Loan Commitment, in proportion to the aggregate amount of Consolidated Secured Debt then outstanding or, in the case of Prudential, the Revolving Loan Commitment; provided, however, that no such redemption or repayment pursuant to this clause

     (3) shall be made unless the amount of proceeds to be so redeemed and otherwise repaid equals or exceeds $5,000,000, with any such lesser amounts not used for redemption or repayment to be aggregated with proceeds subsequently received from Transfers to be utilized for redemption or repayment at such point as such aggregate amount equals or exceeds $5,000,000.

     The Company shall make each repayment of the Revolving Loans required under paragraph 4F(e)(3) on a date which is the first Business Day next following the 30th day after the date of Transfer or Transfer by Merger giving rise thereto. The Company shall give written notice of such repayment to Prudential.

     (f) Notwithstanding anything to the contrary in this paragraph 4F, the Company shall not permit any Material Subsidiary, directly or indirectly, to Transfer all or substantially all of its assets in a single transaction or series of related transactions or merge or consolidate with any Person other than as permitted under paragraph 4F(a).

     4G. LIMITATION ON PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES. The Company covenants that it shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction which by its terms expressly restricts the ability of any Subsidiary of the Company to: (a) pay dividends or make any other distributions on the Capital Stock in such Subsidiary or any other interest or participation in, or measured by, its profits owned by, or pay any Debt owed to, the Company or any such Subsidiary,
(b) make any loans or advances to the Company or any such Subsidiary or (c) transfer any of its Property to the Company or to any such Subsidiary, except for (i) such encumbrances or restrictions existing under or by reason of any encumbrance or restriction existing by reason of applicable law; (ii) such encumbrances or restrictions existing on the Closing Day and described in reasonable detail on Schedule 4G hereto, including, without limitation, any encumbrances or restrictions under Debt of the Company or any of its Subsidiaries listed on Schedule 4C; (iii) such encumbrances or restrictions as may exist under refinancing Debt permitted under paragraph 4C(xi); provided, however, that any such encumbrances or restrictions are, in no material respect, any more onerous to the Company or such Subsidiary than the encumbrances or restrictions included in the Debt to be refinanced; (iv) such encumbrances or restrictions as may exist under any Acquired Debt at the time incurred by the Company or such Subsidiary; provided, however, that such encumbrances or restrictions are, in no material respect, any more onerous to the Company or such Subsidiary as the then existing most onerous such encumbrances and restrictions applicable to the Company or such Subsidiary; (v) the provisions of any lease governing a leasehold interest or of any supply, license or other agreement entered into in the ordinary course of business of the Company or any Restricted Subsidiary that restrict in a customary manner transfer, subleasing or assignment; and
(vi) any restrictions with respect to a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of Capital Stock or assets of such Subsidiary pending the closing of such sale or disposition.

     4H.  TRANSACTIONS WITH AFFILIATES.

     (a) The Company covenants that it shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, any purchase, sale or exchange of Property, the making of any Investment, the giving of any guarantee or the rendering of any service), with any Affiliate of the Company or of any Subsidiary of the Company unless the terms of such transaction or series of related transactions are no less favorable to the Company or such Subsidiary, as the case may be, than those that might be obtained at the time of such transaction from a Person who is not such an Affiliate; provided, however, that in addition to the foregoing, any such transaction (or series of related transactions), other than "Exempted Transactions," that has a fair market value to the Company or such Subsidiary of $10,000,000 or more shall be deemed to be on terms no less favorable to the Company or such Subsidiary than those obtainable at the time of the transaction from a Person who is not such an Affiliate only if the Board of Directors of the Company receives and delivers to Prudential, prior to such transaction, a written opinion of a nationally recognized investment banking firm stating that the transaction is fair to the Company or such Subsidiary from a financial point of view.

     (b)  The provisions set forth in clause (a) above shall not apply to
(i) the payment of fees, salaries or other amounts to DPK in accordance with the express terms of the Management Agreement, provided, however, that the aggregate amount of all such fees, salaries and other amounts shall not exceed $5,000,000 (determined without regard to the value of options to purchase the Company's Common Stock)in the aggregate in any consecutive twelve month period,
(ii) any transaction between the Company and any of its Wholly Owned Subsidiaries, (iii) the payment of reasonable and customary fees (including options to purchase the Company's Common Stock) to directors of the Company or any of the Subsidiaries of the Company who are not employees of the Company or any Subsidiary of the Company as the same may be deemed advisable or appropriate by the Board of Directors, or (iv) loans or advances to officers, members of the Board of Directors and employees of the Company or any of its Subsidiaries for travel, entertainment or moving and other relocation expenses made in the ordinary course of business of the Company and its Subsidiaries as the same may be deemed advisable or appropriate by the Board of Directors.

     4I. LIMITATIONS ON THE SALE OF STOCK AND DEBT OF SUBSIDIARIES. The Company covenants that it shall not, and shall not permit any of its Subsidiaries to, sell or otherwise dispose of, or part with control of, any Capital Stock (other than directors' qualifying shares or nominee shares) or Indebtedness of any Subsidiary of the Company, except to the Company or a Wholly Owned Subsidiary of the Company, and except that all Capital Stock and Indebtedness of any such Subsidiary may be sold as an entirety provided that
(a) at the time of such sale, such Subsidiary shall not own, directly or indirectly, any Capital Stock or Indebtedness of any other Subsidiary (unless all of the Capital Stock and Indebtedness of such other Subsidiary are simultaneously being sold and (b) such sale would be permitted by paragraphs 4E and 4F.

     4J. SALE AND LEASE-BACK TRANSACTIONS. The Company covenants that it shall not, and shall not permit any of its Subsidiaries to, enter into any arrangement with any Person providing for the leasing by the Company or such Subsidiary of real or personal property which has been or is to be sold or transferred by the Company or such Subsidiary to such Person or to any Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Company or such Subsidiary.

     4K. SALE OR DISCOUNT OF RECEIVABLES. The Company covenants that it shall not, and shall not permit any of its Subsidiaries to, sell with recourse, or discount or otherwise sell for less than the face value thereof, any of its notes or accounts receivable.

     4L. PENSION PLAN FUNDING DEFICIENCY. The Company covenants that it shall not, and shall not permit any member of the Control Group to, on or after the Closing Day (a) incur or permit to exist any accumulated funding deficiency within the meaning of Section 302(a)(2) of ERISA or Section 412(a) of the Code, or (b) incur any liability (other than for premiums due but not yet paid) to the Pension Benefit Guaranty Corporation, in either case, in connection with any Title IV Plan which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

     4M.  LIMITATION ON ISSUANCE AND SALE OF CAPITAL STOCK OF SUBSIDIARIES.
The Company covenants that it shall not (a) permit any Subsidiary of the Company to issue or sell any Capital Stock in such Subsidiary other than to the Company or a Wholly Owned Subsidiary of the Company or (b) permit any Person other than the Company or a Wholly Owned Subsidiary of the Company to hold any Capital Stock issued after the Closing Day in any Subsidiary of the Company; provided, however, that the Company or any Subsidiary of the Company may sell Common Stock to the extent permitted under paragraph 4F; provided, further, that this paragraph 4M shall not be deemed to prohibit the Company or any Subsidiary of the Company from making any Investment (including, without limitation, Investments in a Person such that after giving effect thereto such

Person may be a less than wholly owned Subsidiary of the Company) permitted by paragraph 4B.

     4N. LIMITATION ON FISCAL YEAR CHANGES. The Company covenants that it shall not change its fiscal year end from the last Thursday in each December of each year nor shall it make any change to its corresponding fiscal quarter end; provided, however, that the Company may make a one time change in its fiscal year end to December 31 of each year (a "Fiscal Year Change") so long as (i) its fiscal quarter end is concurrently changed to the last day of each calendar quarter and (ii) the Company gives not less than 5 Business Days prior notice thereof to Prudential and the Collateral Agent. Upon and after the effectiveness of the Fiscal Year Change (if any) and as to all periods after (but not before) such Fiscal Year Change: (a) the references in paragraph 4A(a) to "December 25," "December 26," "December 27," "December 28" and "December 29" shall automatically be deemed to be a reference to "December 31;" and (b) the references in paragraph 4A(b) to "December 27," "December 28" and "December 29" shall automatically be deemed to be a reference to "December 31."

     4O. HOSTILE TENDER OFFERS. The Company covenants that none of the proceeds of any Revolving Loan will be used to finance directly or indirectly a Hostile Tender Offer.

     5.  EVENTS OF DEFAULT.

     5A. ACCELERATION. If any of the following events shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise):

          (a) the Company defaults in the payment of any principal of any Revolving Note when the same shall become due, either by the terms thereof or otherwise as provided in this Agreement; or

          (b) the Company defaults in the payment of any interest on any Revolving Note or any Facility Fee for more than 5 Business Days after the date due; or

          (c) the Company or any Subsidiary of the Company defaults (whether as primary obligor or as guarantor or other surety) in any payment of principal of or interest on the 10.25% Notes, the First Priority Notes, the First Priority Exchange Notes (if any), the Second Priority Notes (if any), the Subsequent Second Priority Notes (if any), any reimbursement obligations under the Letter of Credit Facility Agreement, any Capital Lease Obligation under the GECC Lease Documents or any other obligation for money borrowed (or any Capital Lease Obligation, any obligation under a conditional sale or other title retention agreement, any obligation issued or assumed as full or partial payment for property whether or not secured by a purchase money mortgage or any obligation under notes payable or drafts accepted representing extensions of credit or any obligation to pay or reimburse any Person for any amount paid under any letter of credit, any proposal, bid, performance or other bond, or under any indemnity agreement) beyond any period of grace provided with respect thereto, or the Company or any such Subsidiary fails to perform or observe any other agreement, term or condition contained in any agreement under which any such obligation is created (or if any other event thereunder or under any such agreement shall occur and be continuing) and the effect of such failure or other event is to cause, or to permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause, such obligation to become due (or to be repurchased by the Company or any such Subsidiary) prior to any stated maturity, provided that, except in respect of the 10.25% Notes, the First Priority Notes, the First Priority Exchange Notes (if any), the Second Priority Notes (if any), the Subsequent Second Priority Notes (if any), the reimbursement obligations under the Letter of Credit Facility Agreement and the Capital Lease Obligation under the GECC Lease Document, the aggregate amount of all obligations as to which such a payment default shall occur and be continuing or such a failure or other event causing or permitting acceleration (or resale to the Company or any Subsidiary) shall occur and be continuing exceeds $5,000,000; or

          (d) any representation or warranty made by the Company or any Subsidiary of the Company or any Responsible Officer thereof in any writing or statement furnished in connection with or pursuant to this Agreement, the Revolving Notes or any other Transaction Document shall be false in any material respect on the date as of which made; or

          (e) the Company fails to observe or perform any covenant, condition or agreement contained in paragraph 4 or paragraphs 3I or 1D; or

          (f) any covenant, condition or agreement on the part of the Company to be observed or performed pursuant to the terms of this Agreement or the Revolving Notes (other than a default in the performance, or breach of a covenant, warranty or agreement which is specifically dealt with elsewhere in this Section), and such failure continues for 30 days after any Responsible Officer of the Company learns thereof; or

          (g) the Company or any Material Subsidiary makes an assignment for the benefit of creditors or is generally not paying its debts as such debts become due; or

          (h) any decree or order for relief in respect of the Company or any Material Subsidiary is entered under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law, whether now or hereafter in effect (herein called the "Bankruptcy Law"), of any jurisdiction; or

          (i) the Company or any Material Subsidiary petitions or applies to any tribunal for, or consents to the appointment of, or taking possession by, a trustee, receiver, custodian, liquidator or similar official of the Company or any Material Subsidiary, or of any substantial part of its assets or commences a voluntary case under the Bankruptcy Law of any jurisdiction or any proceedings relating to the Company or any such Material Subsidiary under the Bankruptcy Law of any jurisdiction; or

          (j) any such petition or application is filed, or any such proceedings are commenced, against the Company or any Material Subsidiary and the Company or such Material Subsidiary by any act indicates its approval thereof, consents thereto or acquiescence therein, or an order, judgment or decree is entered appointing any such trustee, receiver, custodian, liquidator or similar official, or approving the petition in any such proceedings, and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

          (k) any order, judgment or decree is entered in any proceedings against the Company or any Material Subsidiary decreeing the dissolution of the Company or any such Material Subsidiary and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

          (l) any order, judgment or decree is entered in any proceedings against the Company or any Material Subsidiary of the Company decreeing a split-up of the Company or such Material Subsidiary, and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

          (m) one or more judgments or orders in an aggregate amount in excess of $5,000,000 (net of cash proceeds actually received by, or paid on behalf of, the Company with respect to such judgments or orders) are rendered against the Company or any Subsidiary of the Company and, within 60 days after entry thereof, such judgment is not discharged or execution thereof stayed pending appeal, or within 60 days after the expiration of any such stay, such judgment is not discharged; or

          (n) the occurrence of any "Event of Default" (as defined in any Transaction Document other than this Agreement) or the breach of any covenant, warranty or agreement set forth in any

     Transaction Document (other than this Agreement or the Revolving Notes), which Event of Default or breach continues beyond any period of grace therein provided; or

          (o) the Guaranty Agreement shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability or the Guaranty Agreement, or any guarantor thereunder shall fail to comply with any of the terms or provisions of the Guaranty Agreement or denies that it has any further liability under the Guaranty Agreement, or gives notice to such effect; or

          (p) the Collateral Agent shall cease to possess at any time a valid, first priority (subject to Permitted Liens) perfected Lien in and on any of the Collateral (other than Collateral having a de minimis value); or

          (q)   any Termination Event occurs;

then (i) if such event is an Event of Default specified in clause (a) or (b) of this paragraph 5A, the holder of any Revolving Note (other than the Company or any of its Subsidiaries or Affiliates) may at its option, by notice in writing to the Company, declare such Revolving Note to be, and such Revolving Note shall thereupon be and become, immediately due and payable at par together with interest accrued thereon, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company provided, that on the date such Revolving Note is declared due and payable hereunder such holder would have had but for such Event of Default a commitment hereunder to make Revolving Loans of not less than 12.5% of the aggregate Revolving Loan Commitment, (ii) if such event is an Event of Default specified in clauses (h),
(i) or (j) of this paragraph 5A with respect to the Company, all of the Revolving Notes at the time outstanding shall automatically become immediately due and payable together with interest accrued thereon, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Company, and the obligations of Prudential hereunder to make any Revolving Loans to the Company shall automatically terminate and (iii) with respect to any event constituting an Event of Default hereunder other than an Event of Default specified in clauses (h), (i) or (j) of this paragraph 5A, Prudential may at its option, by notice in writing to the Company terminate all obligations of Prudential hereunder to make any Revolving Loan to the Company and the Required Holders may at their option, by notice in writing to the Company, declare all of the Revolving Notes to be, and all of the Revolving Notes shall thereupon be and become, immediately due and payable together with interest accrued thereon, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company.

     5B. RESCISSION OF ACCELERATION. At any time after any or all of the Revolving Notes shall have been declared immediately due and payable pursuant to paragraph 5A, the Required Holder(s) may, by notice in writing to the Company, rescind and annul such declaration and its consequences if (i) the Company shall have paid all overdue interest on the Revolving Notes, the principal of and Facility Fees, if any, payable with respect to Revolving Notes which have become due otherwise than by reason of such declaration, and interest on such overdue interest and overdue principal or Facility Fees at the rate specified herein or in Revolving Notes, (ii) the Company shall not have paid any amounts which have become due solely by reason of such declaration,
(iii) all Events of Default and Defaults, other than non-payment of amounts which have become due solely by reason of such declaration, shall have been cured or waived pursuant to paragraph 9C, and (iv) no judgment or decree shall have been entered for the payment of any amounts due pursuant to the Revolving Notes, this Agreement or the other Transaction Documents. No such rescission or annulment shall extend to or affect any subsequent Event of Default or Default or impair any right arising therefrom.

     5C. NOTICE OF ACCELERATION OR RESCISSION. Whenever any Revolving Note shall be declared immediately due and payable pursuant to paragraph 5A or any such declaration shall be rescinded and annulled pursuant to paragraph 5B, the Company shall forthwith give written notice thereof to the holder of each Revolving Note at the time outstanding.

     5D. OTHER REMEDIES. If any Event of Default or Default shall occur and be continuing, the holder of any Revolving Note may proceed to protect and enforce its rights under this Agreement, such Revolving Note or any other Transaction Document by exercising such remedies as are available to such holder in respect thereof hereunder, thereunder and under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or any other Transaction Document or in aid of the exercise of any power granted in this Agreement or any other Transaction Document. No remedy conferred in this Agreement or any other Transaction Document upon the holder of any Revolving Note is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or therein or now or hereafter existing at law or in equity or by statute or otherwise.

     6. REPRESENTATIONS, COVENANTS AND WARRANTIES. The Company represents, covenants and warrants as follows:

     6A. ORGANIZATION. The Company is a corporation duly organized and existing in good standing under the laws of the State of Delaware and each Subsidiary is duly organized and existing in good standing under the laws of the jurisdiction in which it is incorporated. The Company and each Subsidiary is qualified to do business and in good standing in every jurisdiction where the ownership of their respective properties or the nature of their respective businesses makes such qualification necessary except where the failure to be qualified or in good standing in the aggregate would not reasonably be expected to result in any material adverse effect on the properties or assets, business, condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole. As of the Closing Day, the names of the Subsidiaries of the Company, the jurisdiction in which each such Subsidiary is organized, the number of outstanding shares of each class of capital stock of such Subsidiary, the number of shares of each such class owned by the Company or a Subsidiary of the Company (identified by stock certificate number) and the number of shares of each such class owned by any other Person (identified by stock certificate number) are as set forth in Schedule 6A hereto.

     6B. POWER AND AUTHORITY. The Company and each Subsidiary has all requisite corporate power to own its property and to carry on its business as now being conducted and as proposed to be conducted. The Company and each Guarantor has the legal capacity and authority to execute, deliver, and perform its obligations under the Transaction Documents to which it is a party. All action on the part of the Company and each Guarantor necessary for the authorization, execution, delivery and performance of all obligations of the Company and such Guarantor under the Transaction Documents to which it is a party has been taken. The Transaction Documents to which the Company or any Guarantor is a party have been duly executed and delivered by, and are the legal, valid and binding obligations of, the Company or such Guarantor, and each such document is enforceable against the Company or such Guarantor in accordance with its terms, except as may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors rights in general and by general principles of equity, and each is in full force and effect.

     6C. FINANCIAL STATEMENTS. The Company has furnished Prudential with the following financial statements, identified by a principal financial officer of the Company: (i) consolidating and consolidated balance sheets of the Company and its Subsidiaries as at the last day of the Company's fiscal year in each of the three fiscal years of the Company most recently completed prior to the date as of which this representation is made or repeated to Prudential (other than fiscal years completed within 90 days prior to such date for which financial statements have not been released) and consolidating and consolidated statements of operations and cash flows and a consolidated statement of stockholders' equity of the Company and its Subsidiaries for each such year, all certified by Coopers & Lybrand, other than any consolidating financial statement, which has been certified by an authorized financial officer of the Company; and (ii) a consolidated balance sheet of the Company and its Subsidiaries as at the end of the quarterly period (if any) most recently completed prior to such date (other than the last quarterly period and quarterly periods completed within 45 days prior to such date for which financial statements have not been released) and the comparable quarterly period in the preceding fiscal year and consolidated statements of operations, stockholders equity and cash flows for the periods from the beginning of the fiscal years in which such quarterly periods are included to the end of such quarterly periods, prepared by the Company. Such financial statements (including any related schedules and/or notes) are true and correct in all material respects (subject, as to interim statements, to changes resulting from audits and year-end adjustments), have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods involved and show all liabilities, direct and contingent, of the Company and its Subsidiaries required to be shown in accordance with such principles. The balance sheets fairly present the condition of the Company and its Subsidiaries as at the dates thereof, and the statements of operations, stockholders' equity and cash flows fairly present the results of the operations of the Company and its Subsidiaries and their cash flows for the periods indicated. There has been no material adverse change in the property or assets, business, condition (financial or otherwise) or the operations of the Company and its Subsidiaries, taken as a whole, since the end of the most recent fiscal year for which audited financial statements have been furnished.

     6D. ACTIONS PENDING. There is no action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any properties or rights of the Company or any of its Subsidiaries, by or before any court, arbitrator or administrative or governmental body which might or could reasonably be expected to result in any material adverse effect on the properties or assets, business, condition (financial or otherwise) or operations of the Company and its Subsidiaries, taken as a whole.

     6E. OUTSTANDING DEBT. Neither the Company nor any of its Subsidiaries has outstanding any Debt except as permitted by paragraph 4C. There exists no default (nor any event which with the passage of time, the giving of notice or both would constitute a default) and, after giving effect to the transaction contemplated by this Agreement, there will exist no default (nor any event which with the passage of time, the giving of notice or both would constitute a default) under the provisions of any instrument evidencing Debt of the Company or any Subsidiary or of any agreement relating thereto.

     6F.  TITLE TO PROPERTIES.  The Company has, and each of its
Subsidiaries has, good and indefeasible title to its respective real properties (other than properties which it leases) and good title to all of its other respective properties and assets, including the properties and assets reflected in the most recent audited balance sheet delivered pursuant to paragraph 3A (or, if no audited balance sheet has been delivered, the most recent audited balance sheet referred to in paragraph 6C) (other than properties and assets disposed of in the ordinary course of business), subject to no Lien of any kind except Permitted Liens and except the Liens in favor of the Banks securing the Indebtedness to be paid from the proceeds of the First Priority Notes. All leases necessary in any material respect for the conduct of the respective businesses of the Company and its Subsidiaries are valid and subsisting and are in full force and effect. The Company and its Subsidiaries enjoy peaceful and undisturbed possession of all leases necessary in any material respect for the operation of its business, none of which contains any unusual or burdensome provisions which might materially affect or impair the ability of the Company or its Subsidiaries to maintain the operations of the Company and its Subsidiaries (taken as a whole).

     6G. TAXES. The Company has and each of its Subsidiaries has filed all federal, state and other income tax returns which are required to be filed (other than such tax returns where the consequence of a failure to file is immaterial), and each has paid all taxes as shown on such returns and on all assessments received by it to the extent that such taxes have become due, except such taxes as are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with generally accepted accounting principles.

     6H. CONFLICTING AGREEMENTS AND OTHER MATTERS. Neither the Company nor any of its Subsidiaries is a party to any contract or agreement or subject to any charter or other corporate restriction which materially and adversely affects or impairs the ability of the Company or its Subsidiaries to maintain the operations of the Company and its Subsidiaries (taken as a whole). Neither the execution nor delivery of any of the Transaction Documents, nor the offering, issuance and sale of the Revolving Notes, nor the making of any Revolving Loan, nor fulfillment of nor compliance with the terms and provisions hereof and thereof will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien (other than Liens in favor of the Collateral Agent) upon any of the properties or assets of the Company or any of its Subsidiaries pursuant to, the charter or by-laws of the Company or any of its Subsidiaries, any award of any arbitrator or any agreement (including any agreement with stockholders), instrument, order, judgment, decree, statute, law, rule or regulation to which the Company or any of its Subsidiaries is subject. Neither the Company nor any of its Subsidiaries is a party to, or otherwise subject to any provision contained in, any instrument evidencing Debt of the Company or such Subsidiary, any agreement relating thereto or any other contract or agreement

(including its charter) which limits the amount of, or otherwise imposes restrictions on the incurring of, Debt of the Company or any of its Subsidiaries of the type to be evidenced by the Revolving Notes and the Guaranty Agreements except as set forth in Schedule 6H attached hereto.

     6I. OFFERING OF NOTES. Neither the Company nor any agent acting on its behalf has, directly or indirectly, offered the Revolving Notes or any similar security of the Company for sale to, or solicited any offers to buy the Revolving Notes or any similar security of the Company from, or otherwise approached or negotiated with respect thereto with, any Person other than institutional investors, and neither the Company nor any agent acting on its behalf has taken or will take any action which would subject the issuance or sale of the Revolving Notes to the provisions of section 5 of the Securities Act or to the registration provisions of any securities or Blue Sky law of any applicable jurisdiction.

     6J. USE OF PROCEEDS. Neither the Company nor any Subsidiary owns or has any present intention of acquiring any "margin stock" as defined in Regulations G, T, U or X of the Board of Governors of the Federal Reserve System (herein called "margin stock"). The proceeds of all Revolving Loans will be used for purposes permitted by or not in contravention of any of the provisions of this Agreement. None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any margin stock or for the purpose of maintaining, reducing or retiring any Debt which was originally incurred to purchase or carry any stock that is currently a margin stock or for any other purpose which might constitute this transaction a "purpose credit" within the meaning of such Regulations G, T, U or X. Neither the Company nor any agent acting on its behalf has taken or will take any action which might cause this Agreement or the Revolving Notes to violate Regulations G, T, U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Exchange Act, in each case as in effect now or as the same may hereafter be in effect.

     6K.  ERISA.  No accumulated funding deficiency (as defined in section
302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan (other than a Multiemployer Plan). No liability to the Pension Benefit Guaranty Corporation has been or is expected by the Company or any ERISA Affiliate to be incurred with respect to any Plan (other than a Multiemployer Plan) by the Company, any Subsidiary or any ERISA Affiliate which is or would be materially adverse to the properties or assets, business, condition (financial or otherwise) or operations of the Company and its Subsidiaries, taken as a whole. Neither the Company, any Subsidiary nor any ERISA Affiliate has incurred or presently expects to incur any withdrawal liability under Title IV of ERISA with respect to any Multiemployer Plan which is or would be materially adverse to the business, condition (financial or otherwise) or operations of the Company and its Subsidiaries, taken as a whole. The execution and delivery of the Transaction Documents and the issuance and sale of the Revolving Notes by the Company to Prudential hereunder will be exempt from, or will not involve any transaction which is subject to, the prohibitions of section 406 of ERISA and will not involve any transaction in connection with which a penalty could be imposed under section 502(i) of ERISA or a tax could be imposed pursuant to section 4975 of the Code. The representation by the Company in the next preceding sentence is made in reliance upon and subject to
(1) the accuracy of Prudential's representation in paragraph 7B and (2) the assumption made solely for the purpose of making such representation that Department of Labor Interpretive Bulletin 75-2 with respect to prohibited transactions remains valid in the circumstances of the transactions contemplated herein.

     6L. GOVERNMENTAL CONSENT AND OTHER THIRD PARTY CONSENTS. Neither the nature of the Company or of any Subsidiary, nor any of their respective businesses or properties, nor any relationship between the Company or any Subsidiary and any other Person, nor any circumstance in connection with the offering, issuance, sale or delivery of the Revolving Notes, the making of any Revolving Loan or the use of proceeds thereof is such as to require any authorization, consent, approval, exemption or other action by or notice to or filing with any court or administrative or governmental body or other Person (other than routine filings after the Closing Day with the Securities and Exchange Commission and/or state Blue Sky authorities) in connection with the execution and delivery of any of the Transaction Documents, the offering, issuance, sale or delivery of the Revolving Notes, the making of any Revolving Loan or fulfillment of or compliance with the terms and provisions hereof or thereof, other than filings and recordings necessary to perfect the security interests granted the Collateral Agent under the Collateral Documents, all of which have been made.

     6M. ENVIRONMENTAL COMPLIANCE. The Company and its Subsidiaries and all of their respective properties and facilities have complied at all times and in all respects with all foreign, federal, state, local and regional statutes, laws, ordinances and judicial or administrative orders, judgments, rulings and regulations relating to protection of the environment except, in any such case, where failure to comply could not reasonably be expected to result in a material adverse effect on the properties or assets, business, condition (financial or otherwise) or operations of the Company and its Subsidiaries, taken as a whole.

     6N. RULE 144A. The Revolving Notes are not of the same class as securities, if any, of the Company listed on a national securities exchange under Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system.

     6O. DISCLOSURE. Neither this Agreement, any Transaction Document nor any other document, certificate or statement furnished to Prudential by or on behalf of the Company or any Subsidiary in connection herewith (including, without limitation, the Memorandum) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. To the knowledge of the Company, there is no fact peculiar to the Company or any of its Subsidiaries which materially adversely affects or in the future may (so far as the Company can now foresee) materially adversely affect the property or assets, business, condition (financial or otherwise) or the operations of the Company and its Subsidiaries, taken as a whole, and which has not been set forth in this Agreement or in the other documents, certificates and statements furnished to Prudential by or on behalf of the Company prior to the date hereof in connection with the transactions contemplated hereby. The financial projections contained in the Memorandum are reasonable based on the assumptions stated therein and the best information available to the officers of the Company (provided that this representation shall not constitute a representation by the Company that any of such projections will be attained). The parties hereto acknowledge that the description of the terms of the financing described in the Memorandum will be superseded by the actual terms therefor as contained in the Transaction Documents and the other documents delivered at the closing hereunder.

     6P. REGULATORY STATUS. Neither the Company nor any Subsidiary is (i) an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, (ii) a "holding company" or a "subsidiary company" or an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company", within the meaning of Public Utility Act of 1935, as amended, or (iii) a "public utility" within the meaning of the Federal Power Act, as amended.

     6Q.  PERMITS AND OTHER OPERATING RIGHTS.  The Company and each
Subsidiary has all such valid and sufficient certificates of convenience and necessity, franchises, licenses, permits, operating rights and other authorizations from federal, state, foreign, regional, municipal and other local regulatory bodies or administrative agencies or other governmental bodies having jurisdiction over such Company or such Subsidiary or any of its respective properties, as are necessary for the ownership, operation and maintenance of its businesses and properties, subject to exceptions and deficiencies which do not materially affect the property or assets, business, condition (financial or otherwise) or the operations of the Company and its Subsidiaries, taken as a whole, and such certificates of convenience and necessity, franchises, licenses, permits, operating rights and other authorizations from federal, state, foreign, regional, municipal and other local regulatory bodies or administrative agencies or other governmental bodies having jurisdiction over the Company or such Subsidiary or any of its properties are free from burdensome restrictions or conditions of an unusual character or restrictions or conditions materially adverse to the property or assets, business, condition (financial or otherwise) or the operations of the Company and its Subsidiaries, taken as a whole, and neither the Company nor any Subsidiary is in violation of any thereof in any material respect.

     6R. ABSENCE OF FINANCING STATEMENTS, ETC. Except with respect to Permitted Liens and the Liens in favor of the Banks securing the Indebtedness to be paid from the proceeds of the First Priority Notes as contemplated by paragraph 2A(14) hereof, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry or other public office, that purports to cover, affect or give notice of any present or possible future Lien on any assets or property of the Company or any of the Subsidiaries or any rights relating thereto.

     6S. SECURITY INTEREST. All filings, assignments, pledges and deposits of documents or instruments have been made and all other actions have been taken, that are necessary or advisable under applicable law and are required to be made or taken on or prior to the Closing Day under the provisions of this Agreement and the other Collateral Documents to establish the Collateral Agent's security interest in the Collateral. The Collateral and the Collateral Agent's rights with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses (except any such setoff, claim or defense which could not, individually or in the aggregate, materially impair the rights of the Collateral Agent with respect to the Collateral). The Company and each Subsidiary party to any Collateral Document is the owner of the Collateral described therein free from any Lien, except for Permitted Liens and the Liens in favor of the Banks securing the Indebtedness to be paid from the proceeds of the First Priority Notes as contemplated by paragraph 2A(14) hereof.

     6T. LIMITATION ON PRUDENTIAL'S RESPONSIBILITY. Neither Prudential, the Collateral Agent nor any other Person for whom the Collateral Agent is acting as agent shall be responsible for: (i) the safekeeping of any Collateral; (ii) any loss or damage to any Collateral; (iii) any diminution in the value of any Collateral; or (iv) any act or default of any carrier, warehouseman, bailee or any other Person. All risk of loss, damage, destruction or diminution in value of the Collateral shall be borne by the Company and its Subsidiaries. The powers conferred on Prudential, the Collateral Agent and such other Persons with respect to the Collateral are solely to protect the interests of Prudential, the Collateral Agent and such other Persons in the Collateral and shall not impose any duty upon Prudential, the Collateral Agent or such other Person to exercise any such powers. Neither Prudential, the Collateral Agent nor such other Person has any duty to protect, ensure, collect or realize upon any Collateral or preserve rights in any Collateral against any other Person. The Company releases Prudential, the Collateral Agent and such other Persons from any liability for any act or omission relating to this Agreement or the Collateral Documents other than as a result of gross negligence or willful misconduct.

     6U. LOCATIONS OF COLLATERAL. The address of the principal place of business and the chief executive office of the Company and each of the Significant Domestic Subsidiaries is set forth on Schedule II to the Security Agreement executed by such Person. The books and records of the Company and each of the Significant Domestic Subsidiaries and all of their chattel paper and records of Accounts, are maintained exclusively at such locations. There is no location at which the Company or any of the Significant Domestic Subsidiaries has any Collateral other than those locations identified on
Schedule II to the Security Agreement executed by such Person. All real property owned or leased by the Company and the Significant Domestic Subsidiaries is described in Exhibit A to the Mortgages executed by such Person, which Schedule sets forth, for each such location, a legal description, common address and, for leased property, the name and mailing address of the record owner of such leased property. All of the "Trademarks," "Copyrights," "Licenses" and "Patents" (as each such term is defined in the Intellectual Property Security Agreements) owned or licensed by the Company and each of the Significant Domestic Subsidiaries is set forth on Schedules A, B, C and D, respectively, of the Intellectual Property Security Agreement executed by such Person.

     7.  REPRESENTATIONS OF PRUDENTIAL.  Prudential represents as follows:

     7A.  NATURE OF PURCHASE.  Prudential is not acquiring the Revolving
Notes to be purchased by it hereunder with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act, provided that the disposition of Prudential's property shall at all times be and remain within its control.

     7B. SOURCE OF FUNDS. No part of the funds being used by Prudential to make any Revolving Loan hereunder constitutes assets allocated to any separate account maintained by Prudential in which any employee benefit plan, other than employee benefit plans identified on a list which has been furnished by Prudential to the Company, participates to the extent of 10% or more. For the purpose of this paragraph 7B, the terms "separate account" and "employee benefit plan" shall have the respective meanings specified in section 3 of ERISA.

     8. DEFINITIONS. For the purpose of this Agreement, the terms defined in the text of any provision hereof shall have the respective meanings specified therein, and the following terms shall have the meanings specified with respect thereto below:

     "ACCOUNTS" means "Accounts" as defined in the Security Agreements.

     "ACQUIRED DEBT" means Debt of a Person existing on or prior to the time at which such Person became a Subsidiary and not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary.

     "AFFILIATE" of any specified Person means any other Person (i) which directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with such specified Person, (ii) which beneficially owns or holds 10% or more of any class of the Voting Securities of such specified Person, or (iii) of which 10% or more of the Voting Securities is beneficially owned or held by such specified Person or by a Subsidiary of such specified Person.

     "AUTHORIZED OFFICER" shall mean in the case of the Company, its chief executive officer, its chief financial officer, any other officer of the Company designated as an "AUTHORIZED OFFICER" of the Company in the Information Schedule attached hereto or any other officer of the Company designated as an "AUTHORIZED OFFICER" of the Company for the purpose of this Agreement in an Officer's Certificate executed by the Company's chief executive officer or chief financial officer and delivered to Prudential. Any action taken under this Agreement or any other Transaction Document on behalf of the Company by any individual who on or after the date of this Agreement shall have been an Authorized Officer of the Company and whom Prudential in good faith believes to be an Authorized Officer of the Company at the time of such action shall be binding on the Company even though such individual shall have ceased to be an Authorized Officer of the Company.

     "AVERAGE LIFE" means, as of any date, with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of (x) the numbers of years from such date to the dates of each successive scheduled principal payment (including any sinking fund or mandatory redemption payment requirements) of such debt security multiplied by (y) the amount of such principal payment by (ii) the sum of all such principal payments.

     "BTCC" means BT Commercial Corporation, a Delaware corporation, and its successors and permitted assigns.

     "BANKRUPTCY LAW" has the meaning given to such term in paragraph 5A.

     "BANKS" shall mean collectively and "BANK" shall mean individually, Bank of America Illinois, Citibank International PLC and Citicorp North America, Inc., as agents under the Credit Agreement dated December 31, 1993.

     "BOARD OF DIRECTORS" of any corporation means the board of directors of such corporation or any duly authorized committee of the board of directors of such corporation.

     "BORROWING BASE" means the sum of:

          (A)   ninety percent (90%) of Eligible Accounts Receivable, plus

          (B)   sixty-five percent (65%) of Eligible Inventory, plus

          (C) cash held by the Collateral Agent in the Cash Collateral Account, minus

          (D) the undrawn amount of all letters of credit issued under the Letter of Credit Facility Agreement, all reimbursement obligations with respect to any drawing under a letter of credit under such Agreement and all loans made by any Lender (as defined in the Letter of Credit Facility Agreement) to fund the Company's reimbursement obligations with respect to draws under any letters of credit, minus

          (E) the aggregate amount of reserves, if any, established by Prudential.

Prudential, in the exercise of its Permitted Discretion, may (i) establish and increase or decrease reserves against Eligible Accounts Receivable and Eligible Inventory and (ii) impose additional restrictions (or eliminate the same) to the standards of eligibility set forth in the definitions of "Eligible Accounts Receivable" and "Eligible Inventory."

     "BORROWING BASE CERTIFICATE" has the meaning given such term in paragraph 3A(e).

     "BROAD AFFILIATE" of any specified Person means any other Person (i) which directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with such specified Person, (ii) which beneficially owns or holds 25% or more of any class of the Voting Securities of such specified Person, or (iii) of which 25% or more of the Voting Securities is beneficially owned or held by such specified Person or by a Subsidiary of such specified Person.

     "BUSINESS DAY" means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed.

     "CAPITAL LEASE OBLIGATION" means, at any time, the amount of the liability with respect to a lease that would be required at such time to be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

         "CAPITAL STOCK" in any Person means any and all shares, interests, participations or other equivalents in the equity interest (however designated) in such Person and any rights (other than debt securities convertible into an equity interest), warrants or options to acquire an equity interest in such Person.

         "CASH EQUIVALENTS" means: (i) debt instruments, with maturities of one year or less from the date of acquisition, issued by the government of the United States of America or any agency thereof (if fully guaranteed or insured by the government of the United States of America), (ii) certificates of deposit, with maturities of one year or less from the date of acquisition, of any commercial bank incorporated under the laws of the United States of America having a combined capital, surplus and undivided profits of not less than $100,000,000, (iii) commercial paper of an issuer rated at least A-1 by Standard & Poor's Corporation or P-1 by Moody's Investors Service, Inc., and
(iv) tax exempt floating rate tender bonds, as to which payments of principal, interest and other charges may be made at the option of the holder upon not more than one week's notice which are payable upon tender or any default from the proceeds of an unconditional and irrevocable letter of credit issued by a United States office of any commercial bank all of whose long-term debt securities are rated at least AA by Standard & Poor's Corporation or Aa by Moody's Investor Service.

         "CHANGE OF CONTROL" means the occurrence of any of the following events (whether or not approved by the Board of Directors of the Company or otherwise permitted by the terms of this Agreement): (i) any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), or any Affiliate of any such person, is or becomes a "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the Common Stock of the Company or such other amount of Voting Securities to provide the ability to elect, directly or indirectly, a majority of the members of the Board of Directors of the Company; (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new or replacement directors whose election by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office;
(iii) any direct or indirect Transfer (in one transaction or a series of related transactions) of all or substantially all of the consolidated assets of the Company and its Subsidiaries to any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) or any Affiliate of any such person; (iv) the approval by the Company or its shareholders of any plan of liquidation; or (v) any event constituting a "Change of Control" in respect of the 10.25% Notes, the Second Priority Notes or the Subsequent Second Priority Notes.

         "CLAUSE (i) AMOUNT" shall have the meaning given to such term in paragraph 4A(a)(i).

         "CLAUSE (i) TEST PERIOD" shall have the meaning given to such term in paragraph 4A(a)(i).

         "CLAUSE (ii) AMOUNT" shall have the meaning given to such term in paragraph 4A(a)(ii).

         "CLAUSE (ii) TEST PERIOD" shall have the meaning given to such term in paragraph 4A(a)(ii).

         "CLAUSE (iii) AMOUNT" shall have the meaning given to such term in paragraph 4A(a)(iii).

         "CLAUSE (iii) TEST PERIOD" shall have the meaning given to such term in paragraph 4A(a)(iii).

         "CLAUSE (iv) AMOUNT" shall have the meaning given to such term in paragraph 4A(a)(iv).

         "CLAUSE (iv) TEST PERIOD" shall have the meaning given to such term in paragraph 4A(a)(iv).

         "CLAUSE (v) TEST PERIOD" shall have the meaning given to such term in paragraph 4A(a)(v).

         "CLOSING DAY" shall mean June 15, 1995.

         "CODE" means the Internal Revenue Code of 1986 as amended from time to time, and the rules and regulations promulgated thereunder.

         "COLLATERAL" means all the real, personal and mixed property made, or intended or purported to be made, subject to a Lien pursuant to the Collateral Documents.

         "COLLATERAL ACCESS AGREEMENT" means any landlord waiver, mortgagee waiver, bailee letter or any similar acknowledgement agreement of any warehouseman or processor in possession of Inventory, substantially in the form of Exhibit L.

         "COLLATERAL AGENT" means BTCC, in its capacity as collateral agent under the Intercreditor Agreement and the other Collateral Documents, and any successor thereto.

         "COLLATERAL DOCUMENTS" shall have the meaning ascribed to such term in the Intercreditor Agreement.

         "COMMERCIAL PAPER RATE" shall mean a rate per annum equal to the sum of (a) 3% plus (b) the yield-adjusted rate ( i.e., the nominal rate increased by the cost of any discount) charged or quoted to Prudential Funding Corporation for dealer-placed, 30-day promissory notes issued by Prudential Funding Corporation on the Rate Day.

         "COMMITMENT PERIOD" shall have the meaning specified in paragraph 1A hereof.

         "COMMON STOCK" means, with respect to any Person, any and all shares, interests, participations or other equivalent (however designated) of Capital Stock in such Person which is not preferred as to the payment of dividends or the distribution of assets on any voluntary or involuntary liquidation over shares of any other class of Capital Stock in such Person.

         "COMPANY" shall have the meaning specified in the introductory paragraph of this Agreement.

         "CONSOLIDATED CASH FLOW" means, for any period, Consolidated Net Income for such period, (A) increased by the sum of (i) Consolidated Fixed Charges for such period, other than interest capitalized by the Company and its Subsidiaries during such period, (ii) income tax expense of the Company and its Subsidiaries, on a consolidated basis, for such period (other than income tax expense attributable to sales or other dispositions of assets (other than sales of inventory in the ordinary course of business)), (iii) depreciation expense of the Company and its Subsidiaries, on a consolidated basis, for such period,
(iv) amortization expense of the Company and its Subsidiaries, on a consolidated basis, for such period, and (v) other non-cash items reducing Consolidated Net Income minus non-cash items increasing Consolidated Net Income for such period, and (B) decreased by any revenues received or accrued by the Company or any of its Subsidiaries from any other Person (other than the Company or any of its Subsidiaries) in respect of any Investment for such period, all as determined in accordance with GAAP.

         "CONSOLIDATED DEBT" means the aggregate amount of Debt of the Company and its Subsidiaries, on a consolidated basis, determined in accordance with GAAP.

         "CONSOLIDATED FIXED CHARGES" means, for any period, (A) the sum of, without duplication, (i) the aggregate amount of interest expense of the Company and its Subsidiaries during such period (including, without limitation, all commissions, discounts and other fees and charges owed by the Company and its Subsidiaries with respect to letters of credit and bankers' acceptances or similar financing facilities and the net costs associated with Interest Rate Agreements and Currency Agreements of the Company and its Subsidiaries) paid, accrued or scheduled to be paid or accrued during such period, including interest expense not required to be paid in cash (including any amortization of original issue debt discount), all determined in accordance with GAAP, plus all interest capitalized by the Company and its Subsidiaries during such period, (ii) the aggregate amount of the interest expense component of rentals in respect of Capital Lease Obligations paid or accrued by the Company and its Subsidiaries during such period, determined in accordance with GAAP, (iii) the aggregate amount of all operating lease expense of the Company and its Subsidiaries during such period, determined in accordance with GAAP, and (iv) to the extent any interest payment obligation of any other Person is guaranteed by the Company or any of its Subsidiaries (other than guarantees relating to obligations of customers of the Company or any of its Subsidiaries that are made in the ordinary course of business consistent with past practices of the Company or its Subsidiaries), the aggregate amount of interest paid or accrued by such Person in accordance with GAAP during such period attributable to any such interest payment obligation, less (B) to the extent included in (A) above, amortization or write-off of deferred financing costs by the Company and its Subsidiaries during such period; in each case after elimination of intercompany accounts among the Company and its Subsidiaries and as determined in accordance with GAAP.

         "CONSOLIDATED INTANGIBLE ASSETS" means, as at any date, (i) the amount of all write-ups in the book value of any asset resulting from the revaluation thereof and all write-ups in excess of the cost of assets acquired, plus (ii) the amount of all unamortized original issue discount, unamortized debt expense, goodwill, patents, trademarks, service marks, trade names, copyrights, organization and development expense and other intangible assets, in each case as would be taken into account in preparing a consolidated balance sheet of the Company and its Subsidiaries on a consolidated basis as at such date in accordance with GAAP.

         "CONSOLIDATED NET INCOME" means, for any period, the aggregate net income (or net loss, as the case may be) of the Company and its Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided, that there shall be excluded therefrom, without duplication, (i) gains and losses from the sale or other disposition of assets (other than sales of inventory in the ordinary course) or reserves relating thereto, (ii) items classified as extraordinary or nonrecurring (including, without limitation, any gains from any exchange of debt securities) and gains (but not losses) from discontinued operations, (iii) the income (or loss) of any Joint Venture, except to the extent of the amount of cash dividends or other distributions in respect of Capital Stock therein actually paid during such period to the Company or any of its Subsidiaries by such Joint Venture out of funds legally available therefor (or, in the case of a loss, to the extent such loss is funded by the Company or any such Subsidiary during such period),
(iv) except to the extent includable pursuant to clause (iii), the income (or loss) of any other Person accrued or attributable to any period prior to the date it becomes a Subsidiary of such Person or is merged into or consolidated with such Person or any of its Subsidiaries or such other Person's Property (or a portion thereof) is acquired by such Person or any of its Restricted Subsidiaries, and (v) non-cash items decreasing or increasing Consolidated Net Income arising out of currency translation effects.

         "CONSOLIDATED NET WORTH" means Net Worth without giving effect to any purchase accounting adjustments if Consolidated Net Worth is being determined in connection with any merger, consolidation or other acquisition of, or by, the Company or any of its Subsidiaries.

         "CONSOLIDATED SECURED DEBT" means, collectively, the outstanding principal balance of the Debt described in paragraphs 4C(a)(i) and, (a)(iv) and the outstanding amount of unpaid reimbursement obligations for drawn letters of credit with respect to the Debt described in paragraph 4C(a)(v).

         "CONSOLIDATED SENIOR DEBT" means, at any time, all Consolidated Debt at such time, other than the then outstanding principal amount of: (i) the 10.25% Notes, (ii) the Second Priority Notes, (iii) the Subsequent Second Priority Notes, (iv) Debt of any Subsidiary of the Company payable to the Company or any Wholly Owned Subsidiary of the Company, and (v) Debt of the Company that is not secured by a Lien or that is junior in right of payment, and subordinate to, the Revolving Notes pursuant to subordination terms in the form of Exhibit K hereto, which Debt matures after the third annual anniversary date of the Closing Day, and has no principal payments scheduled until, a date which is at least six (6) months after the third annual anniversary date of the Closing Day.

         "CONSOLIDATED TANGIBLE NET WORTH" means, at any time, Consolidated Net Worth at such time, less Consolidated Intangible Assets at such time.

         "CONSOLIDATED TOTAL CAPITALIZATION" means, at any time, the sum of:
(i) Consolidated Net Worth at such time, plus (ii) Consolidated Debt.

         "CONTROL" means (except as otherwise specifically provided herein) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Securities, by agreement or otherwise; and the terms "Controlling" and "Controlled" have meanings correlative to the foregoing.

         "CONTROL GROUP" means a controlled group of corporations within the meaning of Section 414(b) of the Code of which the Company is a member, any group of corporations or entities under common control with the Company within the meaning of Section 414(c) of the Code of which the Company is a member or any affiliated service group within the meaning of Section 414(m) of the Code of which the Company is a member.

         "CURRENCY AGREEMENT" of any Person means any foreign exchange contract, currency swap agreement, option or futures contract or other similar agreement or arrangement designed to protect such Person or any of its Subsidiaries against fluctuations in currency values (as opposed to being used in any way for speculative trading purposes).

         "CURRENT DEBT" means, with respect to any Person, all Indebtedness of such Person for borrowed money which by its terms or by the terms of any instrument or agreement relating thereto matures on demand or within one year from the date of the creation thereof and is not directly or indirectly renewable or extendible at the option of the debtor to a date more than one year from the date of the creation thereof, provided that Indebtedness for borrowed money outstanding under a revolving credit or similar agreement which obligates the lender or lenders to extend credit over a period of more than one year shall constitute Funded Debt and not Current Debt, even though such Indebtedness by its terms matures on demand or within one year from the date of the creation thereof.

         "DEBT" shall mean Current Debt and Funded Debt.

         "DEFAULT" means any event which through the passage of time, the giving of notice or both would mature into an Event of Default.

         "DOMESTIC SUBSIDIARY" means any Subsidiary of the Company organized under the laws of any state of the United States of America or the District of Columbia.

         "DPK" means D.P. Kelly & Associates, L.P., a Delaware limited partnership, and its successors and assigns.

         "ELIGIBLE ACCOUNTS RECEIVABLE" means Accounts of the Company and its Significant Domestic Subsidiaries deemed by Prudential in the exercise of its commercially reasonable judgment to be eligible for inclusion in the calculation of the Borrowing Base. In determining the amount to be so included, the face amount of such Accounts shall be reduced by the amount of all returns, discounts, deductions, claims, credits, charges, or other allowances. Unless otherwise approved in writing by Prudential, no Account shall be deemed to be an Eligible Account Receivable if:

                 (a) it arises out of a sale made by the Company or any of its Significant Domestic Subsidiaries to an Affiliate; or

                 (b) it is unpaid more than 60 days after the original payment due date specified in the related invoice or it is unpaid more than 120 days after the initial date of such invoice, based on the Company's reasonable estimate thereof; or

                 (c) it is from the same account debtor or its Affiliate and fifty percent (50%) or more of all Accounts from that account debtor (and its Affiliates) are ineligible under (b) above; or

                 (d) when aggregated with all other Accounts of an account debtor, the Account exceeds fifteen percent (15%) in face value of all Accounts of the Company and its Significant Domestic Subsidiaries on a consolidated basis then outstanding, to the extent of such excess, unless supported by an irrevocable letter of credit satisfactory to Prudential (as to form, substance and issuer) and assigned to and directly drawable by the Collateral Agent excluding, for purposes of the limitation imposed by this paragraph (d), Accounts of the Account Debtors listed on Schedule 8A; or

                 (e) the account debtor for the Account is a creditor of the Company or any of its Significant Domestic Subsidiaries, has or has asserted a right of setoff, has disputed its liability or made any claim with respect to the Account or any other Account which has not been resolved, to the extent of the amount owed by the Company or any of its Significant Domestic Subsidiaries to the account debtor, the amount of such actual or asserted right of setoff, or the amount of such dispute or claim, as the case may be, unless a reduction has already been made to the amount of the Account as a result of the dispute, claim or assertion of set-off rights pursuant to the first sentence of this definition; or

                 (f) the account debtor is (or its assets are) the subject of an Insolvency Event; or

                 (g) the Account is not payable in Dollars or the account debtor for the Account is located outside the continental United States, unless the Account is supported by an irrevocable letter of credit satisfactory to Prudential (as to form, substance and issuer) or the Account is insured as to collectibility and political risk pursuant to a commercial risk insurance policy acceptable to Prudential (as to form, substance and issuer); or

                 (h) the sale to the account debtor is on a bill-and-hold, guarantied sale, sale-and-return, sale on approval or consignment basis or made pursuant to any other written agreement providing for repurchase or return; or

                 (i) Prudential determines by its own credit analysis that collection of the Account is uncertain or the Account may not be paid; or

                 (j) the account debtor is the United States of America or any department, agency or instrumentality thereof, unless the Company or any of its Significant Domestic Subsidiaries duly assigns its rights to payment of such Account to the Collateral Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Section 3727 et seq.); or

                 (k) the goods giving rise to such Account have not been shipped and delivered to, or have been rejected by, the account debtor, or the services giving rise to such Account have not been performed and accepted; or

                 (l) the Account does not comply with all laws, rules and regulations of an arbitrator, court or other governmental authority, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board of Governors of the Federal Reserve System; or

                 (m) the Account is subject to any adverse security deposit, progress payment or other similar advance made by or for the benefit of the applicable account debtor; or

                 (n) it is not subject to a valid and perfected first priority Lien in favor of the Collateral Agent or does not otherwise conform to the representations and warranties contained in the Transaction Documents.

                 In addition to the foregoing, Eligible Accounts Receivable shall include such Accounts for which the Company shall request approval and that Prudential approves in advance, in writing, and in its Permitted Discretion, which approval shall not prevent Prudential from time to time from revoking such approval in the exercise of its Permitted Discretion.

         "ELIGIBLE INVENTORY" means the aggregate amount of Inventory of the Company and its Significant Domestic Subsidiaries deemed by Prudential in the exercise of its commercially reasonable judgement to be eligible for inclusion in the calculation of the Borrowing Base. In determining the amount to be so included, Inventory shall be valued at the lower of cost or market on a basis consistent with the Company's or the Significant Domestic Subsidiary's current and historical accounting practice. Unless otherwise approved in writing by Prudential, no Inventory shall not be deemed Eligible Inventory if:

                 (a) it is not owned solely by the Company or any of its Significant Domestic Subsidiaries or the Company or any of its Significant Domestic Subsidiaries does not have good, valid and marketable title thereto; or

                 (b)      it is not located in the United States; or

                 (c) it is not located on property owned by the Company or any of its Significant Domestic Subsidiaries (all such Inventory, the "Off-Site Inventory") and the aggregate value of the Off-Site Inventory exceeds five percent (5%) of the aggregate value of all of the Inventory of the Company and the Significant Domestic Subsidiaries, unless the lessor or the contract warehouseman or other Person that owns the premises, as the case may be, has executed and delivered to Prudential a Collateral Access Agreement in form and substance acceptable to Prudential and such Inventory is segregated or otherwise separately identifiable from goods of others, if any, stored on such premises; or

                 (d) it is not subject to a valid and perfected first priority Lien in favor of the Collateral Agent, except with respect to Inventory stored at sites described in clause (c) above, for Liens for unpaid rent or normal and customary warehousing charges; or

                 (e) it consists of goods returned or rejected by the Company's or any of the Significant Domestic Subsidiaries' customers or goods in transit to third parties (other than to warehouse sites covered by a Collateral Access Agreement); or

                 (f)      it is not first-quality finished goods,
work-in-process or raw materials, or it is obsolete or slow moving (unless a reserve has been established with respect to obsolete and slow moving equipment that is satisfactory to Prudential), or does not otherwise conform to the representations and warranties contained in the Transaction Documents.

                 In addition to the foregoing, Eligible Inventory shall include such items of the Company's Inventory for which the Company shall request approval and that Prudential approves in advance, in writing, and in its Permitted Discretion, which approval shall not prevent Prudential from time to time from revoking such approval in the exercise of its Permitted Discretion.

         "ENVIRONMENTAL LAWS" means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment, including, without limitation, ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

         "ERISA AFFILIATE" shall mean any corporation which is a member of the same controlled group of corporations as the Company within the meaning of section 414(b) of the Code, or any trade or business which is under common control with the Company within the meaning of section 414(c) of the Code.

         "EVENT OF DEFAULT" means the occurrence of any event described in paragraph 5A.

         "EXCESS CASH FLOW" means, for any period, the Company's Consolidated Cash Flow, less the sum of (i) consolidated cash interest expense (including the interest portion of any payments associated with Capital Lease Obligations) of the Company during such period, (ii) consolidated capital expenditures of the Company during such period, (iii) principal payments on indebtedness (including the principal portion of any Capital Lease Obligations) of the Company made or paid during such period, (iv) additions (reductions) to Working Capital of the Company during such period, (v) consolidated income tax expense of the Company that is actually paid during such period, and (vi) $15,000,000, all determined on a consolidated basis in accordance with GAAP.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the SEC promulgated thereunder.

         "EXCHANGE AND REGISTRATION RIGHTS AGREEMENT" shall have the meaning specified in paragraph 2A(2)(viii).

         "EXEMPTED TRANSACTIONS" means (i) transactions with Cargill Financial Services and its Affiliates (collectively, "Cargill") so long as Cargill is not a Broad Affiliate of the Company; (ii) transactions with Reliance Insurance Co. and its Affiliates (collectively, "Reliance") so long as Reliance is not a Broad Affiliate of the Company; (iii) purchases of turkey timers from Volk Enterprises, Inc. and (iv) purchases of chemicals from Weskem-Hall, Inc.

         "FACILITY FEE" shall have the meaning specified in paragraph 1F.

         "FIRST PRIORITY EXCHANGE NOTES" shall mean any of the Company's 12% First Priority Senior Secured Exchange Notes due 2000, Series B, and Floating Rate First Priority Senior Secured Notes due 2000, Series D issued under the First Priority Notes Indenture.

         "FIRST PRIORITY NOTES" shall mean any of the Company's 12% First Priority Senior Secured Notes of the Company due 2000, Series A, and Floating Rate First Priority Senior Secured Notes due 2000, Series C, issued under the First Priority Notes Indenture.

          "FIRST PRIORITY NOTES INDENTURE" shall mean the Indenture, dated as of the Closing Day, between the Company and Shawmut Bank Connecticut, N.A. under which the First Priority Notes and the First Priority Exchange Notes are being issued, as amended, restated, supplemented or otherwise modified from time to time.

         "FISCAL YEAR CHANGE" shall have the meaning given to such term in paragraph 4N.

         "FOREIGN SUBSIDIARY" means any Subsidiary that is not a Domestic Subsidiary.

         "FUNDED DEBT" means, with respect to any Person, all Indebtedness of such Person which by its terms or by the terms of any instrument or agreement relating thereto matures, or which is otherwise payable or unpaid, more than one year from, or is directly or indirectly renewable or extendable at the option of the debtor to a date more than one year (including an option of the debtor under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year) from, the date of the creation thereof.

         "GAAP" means, at any date, United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are applicable to the circumstances as of the date of determination.

         "GECC" means General Electric Capital Corporation, a New York corporation, and its successors and assigns.

         "GECC INTERCREDITOR AGREEMENT" shall have the meaning specified in paragraph 2A(2)(ii).

         "GECC LEASE DOCUMENTS" means (i) the Lease Agreement dated as of December 18, 1990 between The Connecticut National Bank (now known as Shawmut Bank Connecticut, National Association) ("TCNB"), Owner Trustee, as lessor and Viskase Corporation, as lessee, (ii) the Participation Agreement dated as of December 18, 1990 among Viskase Corporation, the Company, GECC and TCNB and
(iii) the related instruments and agreements with respect thereto, in each case as the same may have heretofore been or may hereinafter be amended, modified, restated, renewed or extended or refinanced from time to time.

         "GUARANTEE" shall mean, with respect to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any indebtedness, lease, dividend or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business) or discounted or sold with recourse by such Person, or in respect of which such Person is otherwise directly or indirectly liable, including, without limitation, any such obligation in effect guaranteed by such Person through any agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain the solvency or any balance sheet or other financial condition of the obligor of such obligation, or to make payment for any products, materials or supplies or for any transportation or services regardless of the non-delivery or non-furnishing thereof, in any such case if the purpose or intent of such agreement is to provide assurance that such obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected against loss in respect thereof. The amount of any Guarantee shall be equal to the outstanding principal amount of the obligation guaranteed or such lesser amount to which the maximum exposure of the guarantor shall have been specifically limited.

         "GUARANTY AGREEMENT" and "GUARANTY AGREEMENTS" shall have the meanings specified in paragraph 2A(2)(vi).

         "HOSTILE TENDER OFFER" shall mean, with respect to the use of proceeds of any Revolving Loan, any offer to purchase, or any purchase of, shares of Capital Stock of any corporation or equity interests in any other entity, or securities convertible into or representing the beneficial ownership of, or rights to acquire, any such shares or equity interests, if such shares, equity interests, securities or rights are of a class which is publicly traded on any securities exchange or in any over-the-counter market, other than purchases of such shares, equity interests, securities or rights representing less than 5% of the equity interests or beneficial ownership of such corporation or other entity for portfolio investment purposes, and such offer or purchase has not been duly approved by the board of directors of such corporation or the equivalent governing body of such other entity prior to the date on which the Company requests such Revolving Loan.

         "INDEBTEDNESS" means, with respect to any Person, without duplication,
(i) all items (excluding items of contingency reserves or of reserves for deferred income taxes) which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as of the date on which Indebtedness is to be determined, (ii) all indebtedness secured by any Lien on any property or asset owned or held by such Person subject thereto, whether or not the indebtedness secured thereby shall have been assumed, (iii) all indebtedness of others with respect to which such Person has become liable by way of a Guarantee (including, without limitation, all obligations of such Person with respect to surety bonds, bank acceptances, and letters of credit and other similar obligations), (iv) all obligations of such Person in respect of Currency Agreements or Interest Rate Agreements, and (v) the maximum fixed repurchase price of any Redeemable Stock. For purposes of the preceding sentence, the maximum fixed repurchase price of any Redeemable Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Stock as if such Redeemable Stock were repurchased on any date on which Indebtedness shall be required to be determined pursuant to this Agreement; provided, that if such Redeemable Stock is not then permitted to be repurchased, the repurchase price shall be the book value of such Redeemable Stock.

         "INSOLVENCY EVENT" means, with respect to any Person, the occurrence of any of the following: (a) such Person shall be adjudicated insolvent or bankrupt, or generally fail to pay, or admit in writing its inability to pay, its debts as they become due, (b) the voluntary commencement of any proceeding or the filing of any petition under any bankruptcy, insolvency or similar law,
(c) the seeking of dissolution or reorganization or the appointment of a receiver, trustee, custodian or liquidator for it or a substantial portion of its property, assets or business or to effect a plan or other arrangement with its creditors, (d) the filing of any answer admitting the jurisdiction of the court and the material allegations of an involuntary petition filed against it in any bankruptcy, insolvency or similar proceeding, (e) such Person shall make a general assignment for the benefit of its creditors, or shall consent to, or acquiesce in the appointment of, a receiver, trustee, custodian or liquidator for a substantial portion of its property, assets or business. Insolvency Event shall also mean, with respect to any Person, the occurrence of any of the following: an involuntary proceeding or involuntary petition shall be commenced or filed against such Person under any bankruptcy, insolvency or similar law seeking the dissolution or reorganization of it or the appointment of a receiver, trustee, custodian or liquidator for it or of a substantial part of its property, assets or business, or any writ, judgment, warrant of attachment, execution or similar process shall be issued or levied against a substantial part of its property, assets or business, and such proceedings or petitions shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded, within 60 days after commencement, filing, or levy, as the case may be, or any order for relief shall be entered in any such proceeding.

         "INTELLECTUAL PROPERTY SECURITY AGREEMENT" means, collectively, each Intellectual Property Security Agreement, made at any time by the Company or any Subsidiary of the Company, respectively, in favor of the Collateral Agent, as amended, supplemented or modified from time to time.

         "INTERCREDITOR AGREEMENT" shall have the meaning specified in paragraph 2A(2)(ii).

         "INTEREST RATE AGREEMENT" of any Person means any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or fixed rate of interest on a notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or floating rate of interest on the same notional amount and shall include, without limitation, any interest rate swap agreement, interest rate cap, floor or collar agreement, option or futures contract or other similar agreements or arrangements, designed to protect such Persons or any of its Subsidiaries from fluctuations in interest rates (as opposed to being used in any way for speculative trading purposes).

         "INVENTORY" shall mean "Inventory" as defined in the Security
Agreements.

         "INVESTMENT" means, as to any investing Person, any direct or indirect advance, loan (other than extensions of trade credit on commercially reasonable terms in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person or any of its Subsidiaries in accordance with GAAP) or other extension of credit, guarantee or capital contribution to, or any acquisition by, such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by any other Person. In determining the amount of any Investment involving a transfer of Property, such Property shall be valued at its fair market value at the time of such transfer, and such fair market value shall be determined in good faith by the Board of Directors of the investing Person, whose determination in such regard shall be conclusive.

         "JOINT VENTURE" of a Person means any Person in which the investing Person has a joint or shared equity interest but which is not a Subsidiary of such investing Person.

         "LETTER OF CREDIT FACILITY AGREEMENT" shall mean the Credit Agreement, dated as of the Closing Day, among the Company, BTCC, as agent for those certain financial institutions party to the Letter of Credit Facility Agreement as "Lenders" from time to time and such "Lenders."

         "LIBOR BUSINESS DAY" shall mean a day of the year on which dealings are carried on in the London interbank market and banks are open for business in London and not required or authorized to close in New York City.

         "LIBOR RATE" shall mean, for any Rate Period and for any Revolving Loan outstanding during such Rate Period, the sum of 3.00% plus the Three Month London Interbank Offered Rate at 11:00 A.M. (London time) two LIBOR Business Days prior to Rate Day, for U.S. dollar deposits in the London interbank market as such rate is reported on page 3750 by Telerate - The Financial Information Network published by Telerate Systems Incorporated (Telerate), or its successor company. If Telerate shall cease to report such rates on a regular basis, the LIBOR Rate shall mean, for any Rate Period, the sum of 3.00% plus the rate determined by Prudential to be the arithmetic average (rounded upwards, if necessary, to the nearest 1/16 of 1%) of the rates quoted to Prudential by the Reference Banks two LIBOR Business Days prior to Rate Day, for U.S. Dollar deposits in the London interbank market.

         "LIEN" means any mortgage, pledge, lien, charge, security interest, conditional sale or other title retention agreement (including, without limitation, any Capital Lease Obligations in the nature thereof) or other encumbrance of any kind or description, including, without limitation, any agreement to give or grant a Lien.

         "MANAGEMENT AGREEMENT" means the Management Services Agreement dated as of December 4, 1991 between the Company and DPK, as the same was amended and restated by the Amended and Restated Management Services Agreement dated as of December 31, 1993 between the Company and DPK and as the same may from time to time, hereafter be amended, modified or restated upon the good faith approval, pursuant to duly adopted resolutions, of a majority of members of the Company's Board of Directors of the Company who are not Affiliates of DPK.

         "MATERIAL ADVERSE EFFECT" means a material adverse effect on (i) the consolidated financial condition, operations, business or prospects of the Company and its Subsidiaries (taken as a whole), (ii) the ability of the Company or any of its Subsidiaries to perform its obligations under any of the Transaction Documents, or

(iii) the validity or enforceability of any of the Transaction Documents.

         "MATERIAL SUBSIDIARY" means (a) any Subsidiary of the Company if (i) the total assets of such Subsidiary (and its Subsidiaries) exceed 10% of the total assets of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, or (ii) the revenues (or losses, as the case may be) of such Subsidiary (and its Subsidiaries) for the four consecutive fiscal quarters of such Subsidiary most recently ended (determined on a consolidated basis in accordance with GAAP and whether or not such Person was a Subsidiary of the Company during all or any part of the fiscal period of the Company referred to below) exceed an amount equal to 10% of the revenues (or losses, as the case may be) of the Company and its Subsidiaries for the four consecutive fiscal quarters of the Company most recently ended (determined on a consolidated basis in accordance with GAAP), and (b) in any event each of (i) Sandusky Plastics of Delaware, Inc., a Delaware corporation; (ii) Sandusky Plastics, Inc., a Delaware corporation; (iii) Viskase Corporation, a Pennsylvania corporation; (iv) Clear Shield National, Inc., a California corporation; (v) Viskase Holding Corporation, a Delaware corporation; and (vi) Viskase Sales Corporation, a Delaware corporation and (vii) Viskase S.A.

         "MEMORANDUM" shall mean the Private Placement Memorandum, dated February, 1995, as supplemented by the Supplement to Private Placement Memorandum, dated May 16, 1995, and the Final Supplement to Private Placement Memorandum, dated June 5, 1995, taken as a whole.

         "MORTGAGE" and "MORTGAGES" shall have the meanings specified in paragraph 2A(2)(iv).

         "MULTIEMPLOYER PLAN" means any Plan which is a "multiemployer plan" (as such term is defined in Section 4001(a)(3) of ERISA).

         "NET WORTH" means as of any date the aggregate amount of the capital, surplus and retained earnings of the Company and its Subsidiaries as would be shown on a consolidated balance sheet of the Company and its Subsidiaries prepared as of such date in accordance with GAAP (and excluding minority interests); provided that capital and surplus attributable to Redeemable Stock and accumulated translation adjustments shall be excluded.

         "NOTE AGREEMENT" shall mean that certain Note Agreement, of even date herewith, among the Company and the purchasers named therein, under which $160,000,000 of First Priority Notes are issued, as amended, restated, supplemented or otherwise modified from time to time.

         "OFFICER'S CERTIFICATE" shall mean, with respect to any corporation, a certificate signed in the name of such corporation by an Authorized Officer of such corporation that complies with paragraph 9R.

         "OPINION OF COUNSEL" means a written opinion that complies with paragraph 9R of this Agreement from legal counsel who is reasonably acceptable to Prudential. Such legal counsel may be an employee of or counsel to the Company.

         "PENSION BENEFIT GUARANTY CORPORATION" means The Pension Benefit Guaranty Corporation under ERISA (or any successor thereto).

         "PERCENTAGE OF TOTAL ASSETS TRANSFERRED" means, with respect to each asset Transferred pursuant to clause (d) of paragraph 4F (including assets transferred pursuant to a Transfer by Merger), the ratio (expressed as a percentage) of (i) the greater of such asset's fair market value or the net book value of such assets on the date of Transfer to (ii) the book value of its consolidated assets as of the last day of the fiscal quarter of the Company immediately preceding the day of Transfer.

         "PERMITTED DISCRETION" means Prudential's good faith judgment concerning the risks of lending to the Company, taking into account (i) the liquidation value of Collateral, the priority of the Collateral Agent's Liens therein, and the time and cost of enforcement of such Liens, and (ii) the perceived accuracy of the Company's financial and Collateral reporting. The burden of establishing lack of good faith shall be on the Company.

         "PERMITTED LIENS" in respect of any Person shall mean (i) pledges or deposits made by such Person under workers' compensation, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than contracts for the payment of money) or operating leases to which such Person is a party, or deposits to secure statutory or regulatory obligations of such Person or deposits of cash or U.S. Government Obligations to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;
(ii) Liens arising by operation of law such as carriers', warehousemen's and mechanics' Liens, in each case arising in the ordinary course of business and with respect to amounts not yet due or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (iii) Liens for taxes not yet subject to penalties for non-payment or which are being contested in good faith and by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (iv) Liens evidenced by the Capital Lease Obligations under GECC Lease Documents and Liens securing Debt of the Company or its Subsidiaries permitted under paragraph 4C(a)(vi) for refinancing the Debt under the GECC Lease Documents; provided, however, that in connection with any such refinancing any such new Lien shall be limited to all or part of the same Property to which the original Lien applied; (v) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its Property which were not incurred in connection with Debt or other extensions of credit and which do not in the aggregate materially adversely affect the value of said Property or materially impair the use of such Property in the operation of the business of such Person; (vi) Liens in favor of the Collateral Agent to secure Debt permitted under paragraphs 4C(a)(i), (iv), (v), and (vii); (vii) Liens existing on the Closing Day and described on Schedule 4D hereto; (viii) Liens arising out of judgments or awards against such Person not giving rise to an Event of Default under paragraph 5A(m) (but without limiting paragraph 5A(p)) with respect to which such Person is diligently prosecuting an appeal or other proceedings for review; (ix) Liens to secure Debt permitted under paragraph 4C(a)(xi); provided, however, that any such new Lien shall be limited to all or part of the same Property to which the original Lien applied; (x) Liens to secure Debt permitted under paragraph 4C(a)(xiii) (to the extent such Liens attach prior to or at the time of incurrence of such Debt); (xi) Liens to secure the Debt (if any) permitted under paragraph 4C(a)(iii); provided, however, that (a) the Lien securing such Debt is granted only to the Collateral Agent and made subject to the terms of the Intercreditor Agreement, and (b) the Intercreditor Agreement is amended to the reasonable satisfaction of the Collateral Agent to add the Second Priority Notes Trustee as a party thereto and to provide for such matters incidental thereto as the Collateral Agent may reasonably require; and
(xii) Liens securing Debt of Wholly Owned Subsidiaries of the Company to the Company or another such Wholly Owned Subsidiary permitted under paragraph 4C(a)(ix).

         "PERSON" means any individual, partnership, corporation, limited liability company, venture, joint venture, unincorporated organization, joint-stock company, trust or any government or agency or political subdivision thereof or other entity of any kind.

         "PLAN" means any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by the Company or any member of the Control Group.

         "PLEDGE AGREEMENT" and "PLEDGE AGREEMENTS" shall have the meanings specified in paragraph 2A(2)(v).

         "PROPERTY" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, Capital Stock in any other Person.

         "PRUDENTIAL" shall have the meaning specified in the address block on page one.

         "PRUDENTIAL AFFILIATE" shall mean any corporation or other entity all of the Voting Stock (or equivalent voting securities or interests) of which is owned by Prudential either directly or through Prudential Affiliates.

         "PURCHASE MONEY INDEBTEDNESS" means, as to any Person, the Debt of such Person incurred and owing in respect of all or part of the purchase price of Property purchased where such Debt is fully secured by the Property purchased.

         "QUALIFIED PLAN" means any Plan, other than a Multiemployer Plan, which is intended to meet the qualification requirements of Section 401(a) of the Code.

         "RATE DAY" shall mean for each Rate Period the first day of such Rate Period; provided, however, that if such day is not a LIBOR Business Day, then the next LIBOR Business Day succeeding the first day of such Rate Period.

         "RATE PERIOD" shall mean the period during which the LIBOR Rate remains in effect and unchanged. For purposes of this Agreement, the Rate Period shall begin on the first day of each calendar quarter (i.e., January 1, April 1, July 1 and October 1 of each year) and shall end on the last day of each such calendar quarter (i.e., March 31, June 30, September 30 and December 31 of each year); provided, however, that if the first day of any calendar quarter is not a Business Day then the Rate Period otherwise beginning on the first day of such calendar quarter (the "Specified Rate Period") shall begin on the first Business Day of such calendar quarter and the Rate Period immediately preceding the Specified Rate Period shall end on the day immediately preceding such first Business Day.

         "REDEEMABLE STOCK" means, with respect to any Person, any class or series of Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable by contract or otherwise, is or upon the happening of an event or the passage of time would be, required to be redeemed or is redeemable at the option of the holder thereof at any time prior to the Stated Maturity of the principal of the First Priority Notes or First Priority Exchange Notes, or, at the option of the holder thereof, is convertible into or exchangeable for debt securities maturing at any time prior to the Stated Maturity of the principal of such Notes.

         "REFERENCE BANKS" shall mean Morgan Guaranty Trust Company of New York, Citibank, N.A. and Chase Manhattan Bank, N.A.

         "REGISTRATION RIGHTS AGREEMENT" means the Exchange and Registration Rights Agreement by and between the Company and the Persons party thereto, relating to the First Priority Notes and the First Priority Exchange Notes and dated the Closing Day, as amended, supplemented or otherwise modified from time to time.

         "REGULATION S" means Regulation S under the Securities Act.

         "REQUIRED HOLDER(S)" shall mean the holder or holders of at least 51% of the aggregate principal amount of the Revolving Notes from time to time outstanding.

         "RESPONSIBLE OFFICER" shall mean, with respect to any corporation, the chief executive officer, chief operating officer, chief financial officer, treasurer or chief accounting officer of such corporation or any other officer of the corporation involved principally in its financial administration or its controllership function.

         "RESTRICTED DEBT" means all Consolidated Debt other than Consolidated Senior Debt.

         "RESTRICTED INVESTMENT" shall have the meaning given to such term in paragraph 4B(a).

         "RESTRICTED PAYMENTS" shall have the meaning given to such term in paragraph 4B(a).

         "REVOLVER CANCELLATION DATE" shall have the meaning specified in paragraph 1G.

         "REVOLVING COMMITMENT" shall have the meaning specified in paragraph
1A.

         "REVOLVING LOAN" and "REVOLVING LOANS" shall have the meanings specified in paragraph 1A.

         "REVOLVING LOAN REQUEST" shall mean the Revolving Loan Request in the form of Exhibit J.

         "REVOLVING LOANS TERMINATION DATE" shall mean the earlier to occur of
(i) the date on which all First Priority Notes and First Priority Exchange Notes held by Prudential and any Prudential Affiliate are redeemed, purchased by the Company or any Affiliate, defeased or prepaid in their entirety or required to be so redeemed, purchased, defeased or prepaid, including, without limitation, by automatic acceleration or demand for payment, (ii) the third anniversary of the Closing Day, (iii) the Revolver Cancellation Date and (iv) the date on which the Required Holders require the repurchase of the Revolving Notes pursuant to paragraph 3I.

         "REVOLVING NOTE" and "REVOLVING NOTES" shall have the meanings specified in paragraph 1B.

         "RULE 144" means Rule 144 promulgated by the SEC under the Securities Act and as in effect from time to time.

         "RULE 144A" means Rule 144A promulgated by the SEC under the Securities Act and as in effect from time to time.

         "SALE AND LEASEBACK TRANSACTION" means, with respect to any Person, any direct or indirect arrangement pursuant to which Property is sold by such Person or a Subsidiary of such Person and thereafter leased back from the purchaser thereof by such Person or one of the Subsidiaries of such Person.

         "SEC" means the Securities and Exchange Commission, as from time to time constituted, or any similar agency then having jurisdiction to enforce the Securities Act.

         "SECOND PRIORITY NOTES" means the debt securities which may be issued by the Company under an indenture (the "Second Priority Notes Indenture") pursuant to the 10.25% Note Exchange.

         "SECOND PRIORITY NOTES INDENTURE" has the meaning given to such term in the definition of Second Priority Notes.

         "SECOND PRIORITY NOTES TRUSTEE" means the trustee under the Second Priority Notes Indenture and Subsequent Second Priority Notes, respectively (in such capacity) and each successor thereto in such capacity.

         "SECURED PARTIES" shall have the meaning ascribed to such term in the Intercreditor Agreement.

         "SECURITIES ACT" means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the SEC promulgated thereunder.

         "SECURITY AGREEMENT" and "SECURITY AGREEMENTS" shall have the meanings specified in paragraph 2A(2)(iii).

         "SIGNIFICANT DOMESTIC SUBSIDIARY" means each Domestic Subsidiary that, at any time, is a Material Subsidiary.

         "STATED MATURITY" when used with respect to any First Priority Note or First Priority Exchange Note or any installment of interest thereon, means the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable.

         "STIPULATED LOSS VALUE" means the Stipulated Loss Value, as defined in the GECC Lease Documents (as such GECC Lease Documents are in effect on the Closing Day.)

         "SUBSEQUENT SECOND PRIORITY NOTES" means any and all debt securities issued by the Company under an indenture in exchange for Second Priority Notes and having terms identical to the Second Priority Notes and otherwise being the same as the Second Priority Notes except that such debt securities are registered under the Securities Act.

         "SUBSIDIARY" means, with respect to any Person, (i) a corporation a majority of whose Voting Securities is at the time directly or indirectly owned or Controlled by such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof, or (ii) any other Person (other than a corporation) in which such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof has at least a majority ownership interest with respect to voting in the election of directors or trustees thereof (or such other Persons performing similar functions). For purposes of this definition, any directors' qualifying shares shall be disregarded in determining the ownership of a Subsidiary.

         "10.25% NOTE EXCHANGE" means an exchange by the Company pursuant to which the Company issues Second Priority Notes in an aggregate face amount of not more than $50,000,000 in exchange for 10.25% Notes pursuant to an exchange ratio (based on aggregate face amount) of no greater than 1:1.

         "10.25% NOTES" means, collectively, the 10.25% Senior Notes due 2001 issued by the Company pursuant to the 10.25% Notes Indenture.

         "10.25% NOTES INDENTURE" means that certain Indenture, dated as of December 31, 1993, between the Company and Bankers Trust Company, as trustee, as amended, supplemented or otherwise modified from time to time.

         "TERMINATION EVENT" means any one or more of the following event or events which, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect:

                 (i) A reportable event as defined in Section 4043 of ERISA and regulations issued thereunder for which the 30 day notice requirement has not been waived occurs with respect to any Title IV Plan other than those described in Sections 4043(c)(9) and (11) of ERISA (or Pension Benefit Guaranty Corporation Regulations Section 2615.22 or 2615.23);

                 (ii) There occurs (a) the complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) by the Company or any member of the Control Group from any Multiemployer Plan, or (b) the receipt by the Company or any member of the Control Group of a demand from any Multiemployer Plan for withdrawal liability (as defined in Section 4201 of ERISA);

                 (iii) The Company or any member of the Control Group files, or is reasonably expected to file, a notice of intent to terminate any Title IV Plan or adopts a plan amendment that constitutes a termination of any Title IV Plan, under Section 4041 of ERISA;

                 (iv) There occurs any action causing the termination of any Multiemployer Plan under Section 4041A of ERISA;

                 (v) Any other event or condition occurs that is reasonably expected to constitute grounds under Sections 4041A or 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or any Multiemployer Plan;

                 (vi) The Pension Benefit Guaranty Corporation shall have notified the Company or any member of the Control Group that a Plan may become a subject of any proceedings under Section 4042 of ERISA to terminate or appoint a trustee to administer the Plan, or any such proceedings are instituted;

                 (vii) An accumulated funding deficiency (as defined in Section 302 of ERISA or Section 412 of the Code) exists with respect to any Title IV Plan on the last day of any plan year;

                 (viii) A waiver of the minimum funding standards of ERISA or the Code, or any extension of any amortization period related to such waiver, is sought by or granted to, the Company or any member of the Control Group, under Section 412 of the Code;

                 (ix) The Company or any member of the Control Group shall have incurred, or is reasonably expected to incur, any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans;

                 (x) As of the last day of any plan year, there exists unfunded benefit liabilities (within the meaning of Section 4001(a)(18) of ERISA) of any Title IV Plan, as determined by such Plan's independent actuaries.

                 (xi) As of the last day of any plan year, there exists unfunded benefit liabilities (within the meaning of Section 4001(a)(18) of ERISA) of all Title IV Plans, as determined by such Plan's independent actuaries; or

                 (xii) The Company or any member of the Control Group establishes or amends any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any member of the Control Group.

         "TITLE IV PLAN" means any Qualified Plan that is a defined benefit plan (as defined in Section 3(35) of ERISA) and is subject to Title IV of ERISA.

         "TRANSACTION DOCUMENTS" shall mean, collectively, this Agreement, the Revolving Notes, the Guaranty Agreements, the Security Agreements, the Pledge Agreements, the Mortgages, the Intercreditor Agreement, the GECC Intercreditor Agreement and all other agreements, instruments and documents relating in any way to the aforementioned agreements, instruments and documents.

         "TRANSFER" means any sale, exchange, conveyance, lease, transfer or other disposition.

         "TRANSFER BY MERGER" means, with respect to any Subsidiary of the Company, a merger or consolidation of such Subsidiary with another Person such that after giving effect thereto the surviving entity is no longer a Subsidiary.

         "TRANSFEREE" shall mean any direct or indirect transferee of all or any part of any Revolving Note.

         "UCC" means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of Illinois.

         "U.S. GOVERNMENT OBLIGATIONS" means (i) any direct non-callable obligation of, or obligation guaranteed by, the United States of America for the payment of which the full faith and credit of the United States of America is pledged and which is not callable at the issuer's option, and (ii) any depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

         "VISKASE, S.A." shall mean Viskase, S.A., a French corporation.

         "VOTING SECURITIES" means, with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling the holders thereof, under ordinary circumstances and in the absence of contingencies, to vote for members of the Board of Directors of such Person (or Persons performing functions equivalent to those of such members).

         "WHOLLY OWNED SUBSIDIARY" of a Person means any Subsidiary of such Person 100% of the total Capital Stock of which, other than directors' qualifying shares, is at the time owned by such Person and/or one or more Wholly Owned Subsidiaries of such Person.

         "WORKING CAPITAL" means, current assets less current liabilities where current assets equals accounts receivable, inventory and other current assets (excluding cash and cash equivalents) and current liabilities equals accounts payable and accrued liabilities (both excluding accrued interest payable, accrued income taxes payable and any payables related to capital expenditures), all as reflected on the Company's consolidated financial statements prepared in accordance with GAAP.

         8A.     ACCOUNTING PRINCIPLES, TERMS AND DETERMINATIONS.  All
references in this Agreement to "generally accepted accounting principles" shall be deemed to refer to generally accepted accounting principles in effect in the United States at the time of application thereof. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all unaudited financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with generally accepted accounting principles, applied on a basis consistent with the most recent audited consolidated financial statements of the Company and its Subsidiaries delivered to Prudential. If subsequent to the date hereof there should be any change in generally accepted accounting principles which materially affects the financial covenants contained in this Agreement, then, at the request of Prudential or the Company, Prudential and the Company will negotiate in good faith to cause this Agreement to be amended to revise such covenants so as equitably to reflect such changes to the end that the criteria for evaluating the Company's financial condition and performance will be the same after such changes as they were before such changes.

         9.     MISCELLANEOUS.

         9A.     NOTE PAYMENTS.  The Company agrees that, so long as Prudential shall hold any Revolving Note, it will make payments of principal thereof and interest thereon, and Facility Fees which comply with the terms of this Agreement, by wire transfer of immediately available funds for credit to (i) the account or accounts as specified in the Lender Schedule attached hereto or
(ii) such other account or accounts in the United States as Prudential may designate in writing, notwithstanding any contrary provision herein or in any Revolving Note with respect to the place of payment. Each holder of a Revolving Note agrees that, before disposing of any Revolving Note, it will make a notation thereon (or on a schedule attached thereto) of the date to which interest thereon has been paid. The Company agrees to afford the benefits of this paragraph 9A to any Transferee which shall have made the same agreement as you have made in this paragraph 9A.

         9B.     EXPENSES.  The Company agrees, whether or not the transactions contemplated hereby shall be consummated, to pay, and save Prudential and any Transferee harmless against liability for the payment of, all out-of-pocket expenses arising in connection with such transactions, including (i) all document production and duplication charges and the fees and expenses of Prudential's special counsel referred to in paragraph 2A(5) hereof in connection with the negotiation, execution and delivery of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby and all document production and duplication charges and fees of any special counsel engaged by Prudential or any Transferee in connection with any subsequent proposed modification of, or proposed consent under, this Agreement and the other Transaction Documents, whether or not such proposed modification shall be effected or proposed consent granted, (ii) the costs and expenses, including attorneys' fees, incurred by Prudential or any Transferee in enforcing (or determining whether or how to enforce or in directing the Collateral Agent whether or how to enforce) any rights under this Agreement or the other Transaction Documents (including without limitation to protect, collect, lease, sell, take possession of, release or liquidate any of the Collateral) or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby, thereby or by reason of Prudential's or any Transferee's having acquired any Revolving Note, including, without limitation, costs and expenses incurred in any bankruptcy case, but excluding any subpoena, legal process or informal investigation demand issued in connection with an investigation of the practices of Prudential or such Transferee in general, (iii) the costs and expenses, including attorney's fees, of preparing, recording and filing all financing statements, instruments or other documents to create, perfect and totally preserve and protect the Liens granted in the Collateral Documents, and (iv) the fees and expenses of the Collateral Agent and its counsel. The obligations of the Company under this paragraph 9B shall survive the transfer of any Revolving Note or portion thereof or interest therein by Prudential or any Transferee and the payment of any Revolving Note.

         9C.     CONSENT TO AMENDMENTS.  This Agreement may be amended, and the
Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the Company shall obtain the written consent to such amendment, action or omission to act, of the Required Holder(s) of the Revolving Notes except that, without the written consent of the holders of all of the Revolving Notes at the time outstanding (i) the Revolving Notes may not be amended or the provisions thereof waived to change the maturity thereof, to change or affect the principal thereof, or to change or affect the rate or time of payment of interest, fees or other amounts payable with respect to the Revolving Notes, (ii) no amendment to or waiver of the provisions of this Agreement shall change or affect the provisions of paragraph 5A or this paragraph 9C insofar as such provisions relate to proportions of the principal amount of the Revolving Notes, or the rights of any individual holder of Revolving Notes, required with respect to any declaration of Revolving Notes to be due and payable or with respect to any consent, and (iii) the provisions of paragraph 1 and 2B may not be amended or waived. Each holder of any Revolving Note at the time or thereafter outstanding shall be bound by any consent authorized by this paragraph 9C, whether or not such Revolving Note shall have been marked to indicate such consent, but any Revolving Notes issued thereafter may bear a notation referring to any such consent. No course of dealing between the Company and the holder of any Revolving Note nor any delay in exercising any rights hereunder or under any Revolving Note shall operate as a waiver of any rights of any holder of such Revolving Note. As used herein and in the Revolving Notes, the term "this Agreement" and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

         9D.     FORM, REGISTRATION, TRANSFER AND EXCHANGE OF REVOLVING NOTES;
LOST NOTES. The Revolving Notes are issuable as registered notes without coupons in denominations of at least $100,000, except as may be necessary to reflect any principal amount not evenly divisible by $100,000. The Company shall keep at its principal office a register in which the Company shall provide for the registration of Revolving Notes and of transfers of Revolving Notes. Upon surrender for registration of transfer of any Revolving Note at the principal office of the Company, the Company shall, at its expense, execute and deliver one or more new Revolving Notes of like tenor and of a like aggregate principal amount, registered in the name of such transferee or transferees. At the option of the holder of any Revolving Note, such Revolving Note may be exchanged for other Revolving Notes of like tenor and of any authorized denominations, of a like aggregate principal amount, upon surrender of the Revolving Note to be exchanged at the principal office of the Company. Whenever any Revolving Notes are so surrendered for registration or transfer or exchange, the Company shall, at its expense, execute and deliver the Revolving Notes which the holder making the exchange is entitled to receive. Every Revolving Note surrendered for exchange shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the holder of such Revolving Note or such holder's attorney duly authorized in writing. Any Revolving Note or Revolving Notes issued in exchange for any Revolving Note or upon transfer thereof shall carry the rights to unpaid interest and interest to accrue which were carried by the Revolving Note so exchanged or transferred, so that neither gain nor loss of interest shall result from any such transfer or exchange. Upon receipt of written notice from the holder of any Revolving Note of the loss, theft, destruction or mutilation of such Revolving Note and, in the case of any such loss, theft or destruction, upon receipt of such holder's unsecured indemnity agreement, or in the case of any such mutilation upon surrender and cancellation of such Revolving Note, the Company will make and deliver a new Revolving Note, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Revolving Note.

         9E.     PERSONS DEEMED OWNERS; PARTICIPATIONS.  Prior to due
presentment for registration of transfer, the Company may treat the Person in whose name any Revolving Note is registered as the owner and holder of such Revolving Note for the purpose of receiving payment of principal of and interest on such Revolving Note and for all other purposes whatsoever, whether or not such Revolving Note shall be overdue, and the Company shall not be affected by notice to the contrary. The holder of any Revolving Note may from time to time grant participations in all or any part of such Revolving Note to any Person on such terms and conditions as may be determined by such holder in its sole and absolute discretion, provided that any such participation shall be in a principal amount of at least $100,000 and that such holder retains the right, in its discretion, to give consents hereunder (except with respect to matters referred to in clauses (i), (ii) and (iii) of paragraph 9C).

         9F.     SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.
All representations and warranties of the Company or Prudential contained herein or made in writing by or on behalf of the Company in connection herewith shall survive the execution and delivery of this Agreement and the Revolving Notes, the transfer by Prudential of any Revolving Note or portion thereof or interest therein and the payment of any Revolving Note, and may be relied upon by any Transferee, regardless of any investigation made at any time by or on behalf of Prudential or any Transferee. Subject to the preceding sentence, this Agreement, the Revolving Notes and the other Transaction Documents embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to the subject matter hereof.

         9G. SUCCESSORS AND ASSIGNS. All covenants and other agreements in this Agreement and the other Transaction Documents contained by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including, without limitation, any Transferee) whether so expressed or not; provided, however, that the Company may not assign its rights or obligations hereunder to any Person.

         9H.     NOTICES.  All written communications provided for hereunder shall be sent by first class mail or telegraphic notice or nationwide overnight delivery service (with charges prepaid) or by hand delivery or telecopy and (i) if to Prudential, addressed as specified for such communications in the Lender Schedule attached hereto or at such other address as Prudential shall have specified to the Company in writing, (ii) if to any other holder of any Revolving Note, addressed to such other holder at such address as such other holder shall have specified to the Company in writing or, if any such other holder shall not have so specified an address to the Company, then addressed to such other holder in care of the last holder of such Revolving Note which shall have so specified an address to the Company, and (iii) if to the Company, addressed to it at 701 Harger Road, Suite 190, Oak Brook, Illinois 60521,

Attention: General Counsel, or if applicable to the facsimile number (708) 575-2401 or at such other address or facsimile number as the Company shall have specified to the holder of each Revolving Note in writing.

         9I.     SATISFACTION REQUIREMENT.  If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Agreement required to be satisfactory to Prudential or to the Required Holder(s), the determination of such satisfaction shall be made by Prudential or the Required Holder(s), as the case may be, in the sole and exclusive judgment (exercised in good faith) of the Person or Persons making such determination.

         9J.     GOVERNING LAW.  THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED
IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE INTERNAL LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

         9K.     INDEPENDENCE OF COVENANTS.  All covenants hereunder shall be given independent effect so that if a particular action or condition is prohibited by any one of such covenants, the fact that it would be permitted by an exception to, or otherwise be in compliance within the limitations of, another covenant shall not (i) avoid the occurrence of a Default or an Event of Default if such action is taken or such condition exists or (ii) in any way prejudice an attempt by a holder or the holders of the Revolving Notes to prohibit (through equitable action or otherwise) the taking of any action by the Company or a Subsidiary of the Company which would result in any Event of Default or Default.

         9L.     BINDING AGREEMENT.  When this Agreement is executed and
delivered by the Company and Prudential, it shall become a binding agreement between the Company and Prudential.

         9M.     SEVERABILITY.  Any provision of this Agreement or the
Revolving Notes which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         9N.     DESCRIPTIVE HEADINGS.  The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

         9O.     COUNTERPARTS.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be an original and constitute one and the same agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

         9P.     DISCLOSURE TO OTHER PERSONS.  Prudential agrees to use its best efforts to hold in confidence and not disclose any

Confidential Information; provided that nothing herein shall prevent Prudential from delivering or disclosing (and the Company acknowledges that Prudential may deliver or disclose) any financial statements and other documents delivered to it, and any other information disclosed to it (including, but not limited to, Confidential Information), by or on behalf of the Company or any Subsidiary in connection with or pursuant to this Agreement or any other Transaction Document to (i) its directors, officers, employees, agents and professional consultants,
(ii) any other holder of any Revolving Note, (iii) any Person to which it offers to sell any Revolving Note or any part thereof, (iv) any Person to which it sells or offers to sell a participation in all or any part of any Revolving Note, (v) any Person from which it offers to purchase any security of the Company, (vi) any federal or state regulatory authority having jurisdiction over it, (vii) the National Association of Insurance Commissioners or any similar organization or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (a) to effect compliance with any law, rule, regulation or order applicable to Prudential, (b) in response to any subpoena or other legal process, (c) in connection with any litigation to which it is a party or (d) in order to protect its investment in any Revolving Note; provided, however, that no Confidential Information shall be disclosed to any Person described in clause (ii), (iii), (iv) or (v) unless such Person has agreed to the provisions of this paragraph 9P. "CONFIDENTIAL INFORMATION" shall mean, with respect to Prudential, any written information delivered or made available by or on behalf of the Company or any Subsidiary to Prudential pursuant to this Agreement or any Collateral Document which is clearly marked or labeled as being confidential information, but in no event shall include information (i) which was publicly known or otherwise known to Prudential at the time of disclosure, (ii) which subsequently becomes publicly known through no act or omission by Prudential, or (iii) which otherwise becomes known to Prudential, other than through disclosure by or on behalf of the Company or any Subsidiary.

         9Q.     JURISDICTION, SERVICE OF PROCESS.  The Company irrevocably agrees that any suit, action or proceeding against the Company with respect to this Agreement or any Transaction Document may be brought in the courts of New York County in the State of New York or in the U.S. District Court for the Southern District of New York, and the Company accepts for itself, generally and unconditionally, and hereby submits to the non-exclusive jurisdiction of each such court for the purpose of any such suit, action or proceeding. The Company hereby waives personal service of any and all process upon it and irrevocably agrees that service of all writs, process and summonses in any such suit, action or proceeding brought in any such court may be made upon the Person to whom notices to the Company may be sent under paragraph 9H hereof, and hereby irrevocably appoints such Person as its agent in its name, place and stead to accept on the Company's behalf such service of any and all such writs, process and summonses and the Company hereby irrevocably authorizes and directs such Person to accept such service on its behalf, and agrees that the failure of such Person to give any notice of any such services of process to the Company shall not impair or affect the validity of such service or of any judgment based upon same. The Company further irrevocably consents to the service of process in any suit, action or proceeding in said courts by the mailing thereof by Prudential or any holder of any Revolving Note by registered or certified mail, postage prepaid, to the Company at its address given in paragraph 9H hereof. The foregoing shall not, however, limit the right of Prudential or any holder of any Revolving Note to serve process in any other manner permitted by law or to commence any suit, action or proceeding or to obtain execution of judgment in any appropriate jurisdiction. Without limiting the foregoing, the Company further agrees that Prudential or any holder of any Revolving Note may at its option submit any dispute which may arise in connection with this Agreement or any Transaction Document to any other court having jurisdiction over the Company's property. The Company irrevocably waives and releases any defense or objection which it may now or hereafter have relating to the institution of any suit, action or proceeding arising out of or relating to this Agreement or of any Transaction Document brought in the courts of New York County in the State of New York or the U.S. District Court for the Southern District of New York, including, without limitation, all defenses or objections relating to service of process, personal jurisdiction and the laying of venue, and the Company further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

                                            Very Truly Yours,

                                            ENVIRODYNE INDUSTRIES, INC.



                                            By: ______________________________
                                            Its: _____________________________


The foregoing Agreement is hereby accepted as of the date first above written.


THE PRUDENTIAL INSURANCE COMPANY
  OF AMERICA



By: _________________________
Title:  _____________________

                                LENDER SCHEDULE
                          ENVIRODYNE INDUSTRIES, INC.


                                                   Aggregate
                                                     Face
                                                   Amount of
                                                   Revolving           Note
                                                     Notes         Denominations
                                                  ----------       -------------
THE PRUDENTIAL INSURANCE COMPANY OF AMERICA       $20,000,000       $20,000,000


(1)     All payments on account of Revolving
        Notes held by such lender shall be
        made by wire transfer of immediately
        available funds for credit to:

        Account No. 050-54-526

        Morgan Guaranty Trust Company
          of New York
        23 Wall Street
        New York, New York 10015
        (ABA No.:  021-000-238)

        Each such wire transfer shall set
        forth the name of the Company, a
        reference to "Senior Secured Revolving
        Note due June 20, 1998, Security No.
        !INV5116!", and the due date and
        application (as among principal,
        interest and facility fees) of the
        payment being made.

(2)     Address for all notices relating to payments:

        The Prudential Insurance Company
          of America
        c/o Prudential Capital Group
        Four Gateway Center
        100 Mulberry Street
        Newark, New Jersey 07102

        Attention:  Investment Administration
          Unit
        Telecopy:  (201) 802-7551

(3)    Address for all other communications
       and notices (exclusive of requests for
       Revolving Loans, the address for which
       appears on the Information Schedule):

        The Prudential Insurance Company
          of America
        c/o Prudential Capital Group
        Two Prudential Plaza
        Suite 5600
        Chicago, Illinois  60601

        Attention:  Managing Director
        Telecopy:  (312) 540-4222

(4)     Recipient of telephonic prepayment notices:

        Manager, Asset Management Unit
        Telephone:  (201) 802-6429
        Telecopy:   (201) 802-7551

(5)     Tax Identification No.:  22-1211670

                              INFORMATION SCHEDULE


Address for The Prudential Insurance Company of America


The Prudential Insurance Company of America
c/o Prudential Capital Group
Two Prudential Plaza
Suite 5600
Chicago, Illinois  60601



Authorized Officers of the Company



         Name                      Title
         ----                      -----

Gordon S. Donovan                 Treasurer

J.S. Corcoran                     Executive Vice President and
                                  Chief Financial Officer

Stephen M. Schuster               Vice President

                                                                       EXHIBIT A


                            [FORM OF REVOLVING NOTE]

                          ENVIRODYNE INDUSTRIES, INC.

                         SENIOR SECURED REVOLVING NOTE



No. _____                                          [Date]
$________



         FOR VALUE RECEIVED, the undersigned, Envirodyne Industries, Inc. (herein called the "Company"), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to The Prudential Insurance Company of America (the "Lender"), or registered assigns, the principal sum TWENTY MILLION DOLLARS ($20,000,000), or, if less, the aggregate principal amount of all Revolving Loans made by Lender to the Company pursuant to the Agreement referred to below, on or before the Revolving Loans Termination Date.

         The Company also promises to pay to Lender interest for any Rate Period, computed on the basis of actual days outstanding during such Rate Period and on the basis of a year of 360 days, on the first Business Day of the following Rate Period, on the unpaid principal balance outstanding hereunder,
(i) from the date hereof until the principal hereof shall have become due and payable (whether by acceleration or otherwise) at the rate per annum specified in the Agreement, such interest rate to change when and as provided therein, and (ii) after such date until paid at a rate per annum which shall be 2.00% per annum in excess of the rate per annum specified in the foregoing clause
(i).

         Payments of principal of, interest on and any fees payable with respect to this Note are to be made at the main office of Morgan Guaranty Trust Company of New York in New York City or at such other place as the holder hereof shall designate to the Company in writing, in lawful money of the United States of America.

         This Note is the Revolving Note (herein called the "Note") issued pursuant to a Revolving Credit Agreement, dated as of June __, 1995 (as such Revolving Credit Agreement is amended, supplemented or otherwise modified, the "Agreement"), between the Company and The Prudential Insurance Company of America and is entitled to the benefits thereof. Capitalized terms used and not otherwise defined herein shall have the meanings provided in the Agreement.

         This Note is a registered Note and, as provided in the Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder's attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this
Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.

         This Note is secured by certain properties and assets of the Company and its Subsidiaries as set forth in the Collateral Documents and is guaranteed by the Guaranty Agreement.

         As provided in the Agreement, this Note is subject to mandatory and optional prepayment, in whole or from time to time in part, on the terms specified in the Agreement.

         In case an Event of Default shall occur and be continuing, the principal of this Note may be declared or otherwise become due and payable in the manner and with the effect provided in the Agreement.

         THIS NOTE IS INTENDED TO BE PERFORMED IN THE STATE OF NEW YORK AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAW OF SUCH STATE WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.


                                             ENVIRODYNE INDUSTRIES, INC.

                                             By:______________________________
                                             Title:

                                                                       EXHIBIT J

                        [FORM OF REVOLVING LOAN REQUEST]

                                                                          [Date]

Manager, Investment Operations Group
The Prudential Insurance Company of America
12 Gateway Center 3
Newark, New Jersey  07102

Dear Sir or Madam:

                 The undersigned, Envirodyne Industries, Inc., a Delaware corporation (the "Company"), refers to the Revolving Credit Agreement, dated as of June __, 1995 (as amended, restated, modified or supplemented from time to time, the "Agreement", the terms defined therein being used herein as therein defined), between you and the Company, and hereby requests pursuant to paragraph 1E of the Agreement a Revolving Loan as follows:

                 (i) The LIBOR Business Day of the proposed Revolving Loan is _________________, 19____.

                 (ii) The aggregate amount of the proposed Revolving Loan is $________________.

                 The undersigned hereby certifies that the following statements are true and correct on the date hereof, and will be true and correct on the date of the proposed Revolving Loan and in connection therewith represents and warrants to you as follows:

                 (A) the representations and warranties contained in paragraph 6 of the Agreement and in the other Transaction Documents are true and correct on and as of the date hereof and will be true and correct upon giving effect to the proposed Revolving Loan and the application of proceeds therefrom, in each case as though made on and as of such date;

                 (B) no event has occurred and is continuing, or would result from such proposed Revolving Loan or from the application of the proceeds therefrom, which does or would constitute a Default or Event of Default;

                 (C) upon giving effect to the Revolving Loan requested herein, the aggregate amount of outstanding Revolving Loans will not exceed the lesser of (i) the Revolving Commitment or (ii) the Borrowing Base specified in the certificate most recently delivered pursuant to paragraph 2A(8) or 3A of the Agreement, as the case may be; and

                 (D) none of the proceeds of the Revolving Loan requested herein will be used to finance directly or indirectly a Hostile Tender Offer.

                                                Very truly yours,

                                                ENVIRODYNE INDUSTRIES, INC.

                                                By:___________________________
                                                Title:________________________